Exhibit 10.24

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	CONFIDENTIAL

COMMERCIAL SUPPLY

(MANUFACTURING SERVICES) AGREEMENT

BETWEEN

CMC ICOS Biologics, Inc. and

Inspiration Biopharmaceuticals, Inc.

EXECUTION COPY

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CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4

2.	MANUFACTURING SUPPLY AND APPLICABLE STANDARDS	14

3.	RAW MATERIALS	17

4.	TIMELINE, SPECIFICATION AND PROJECT MANAGEMENT	17

5.	FORECASTS, ORDERS, MANUFACTURING CAPACITY AND FAILURE TO SUPPLY	20

6.	PACKAGING, DELIVERY, STORAGE AND EXAMINATION	28

7.	PRICE, PREPAYMENTS, PAYMENT TERMS AND MILESTONE PAYMENTS	32

8.	CUSTOMER AUDITS, REGULATORY INSPECTIONS & MATTERS	40

9.	WARRANTIES	44

10.	CONFIDENTIAL INFORMATION	47

11.	INTELLECTUAL PROPERTY	49

12.	INDEMNITIES AND LIABILITY	51

13.	PRODUCT RECALL	56

14.	TERM AND TERMINATION	57

15.	TECHNOLOGY TRANSFER	61

16.	FORCE MAJEURE	63

17.	APPLICABLE LAW, JURISDICTION AND DISPUTE RESOLUTION	64

18.	COMMERCIAL QUALITY AGREEMENT	67

19.	MISCELLANEOUS	67

APPENDIX ONE		73

APPENDIX TWO		75

APPENDIX THREE		76

APPENDIX FOUR		78

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THIS AGREEMENT is made as of June 17 2011 (“Effective Date”)

BETWEEN

(1)	CMC ICOS BIOLOGICS, INC., duly incorporated under the laws of the State of Washington and having its principal place of business at 22021 20th Avenue SE, Bothell, WA, 98021, United States of America (hereinafter referred to as “CMC”); and,

(2)	INSPIRATION BIOPHARMACEUTICALS, INC., duly incorporated under the laws of the State of Delaware and having its principal place of business at 28202 Cabot Road, Suite 300, Laguna Niguel, CA 92677 (hereinafter referred to as “Customer”).

CMC and Customer may each be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

(A)	Customer is engaged in the discovery and development of new pharmaceutical candidates, including recombinant factor IX product as described in BB-IND 13551 (known as “IB-1001”) and factor VIIa product for hemophilia A and other bleeding disorders (the “IB-1007”);

(B)	CMC and Customer have previously worked together in the development and manufacture (for clinical evaluation) of IB-1001 which is anticipated shortly to be approved by the Regulatory Authorities;

(C)	In addition to development and scale-up activities CMC also provides commercial manufacturing activities for biological products to pharmaceutical and biotechnology companies;

(D)	Customer has discussed certain areas of interest with CMC and is familiar with CMC’s facilities and expertise and, as a result, wishes to retain CMC to provide certain services associated with development and validation of manufacturing Processes and use of such processes to manufacture and/or supply certain quantities of IB-1001 and CMC is willing to so perform, subject to the terms of this Agreement;

(E)	The Parties have entered into a Letter of Agreement (as defined below) pursuant to which, among other things, the Parties agreed to use best efforts to negotiate in good faith and execute this Agreement by April 15, 2011;

(F)	Customer exercised its option under the non-exclusive license agreement dated 29 November 2005 (the “Clinical License Agreement”) to obtain a non-exclusive, worldwide, sublicenseable license within the Field (as defined in the Clinical License Agreement) to the Patent Rights (as defined in the Clinical License Agreement) in accordance with the terms and conditions set forth in the Clinical License Agreement (as amended, the “Existing License Agreement”);

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(G)	Customer wishes to contract with CMC for the provision of the commercial supply of Product as more clearly defined by the Services (as defined below); and

(H)	CMC is willing to provide the Services to the Customer on the terms and conditions set out in this Agreement in exchange for the Price plus any Additional Charges, which the Customer agrees to pay.

NOW THEREFORE, THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

“Act”	the U.S. Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.) and related U.S. regulations including 21 Code of Federal Regulations (Chapters 210 and 211 and 610), as amended from time to time;

“Additional Charges”	means those additional costs and charges agreed by the Parties in writing or, in default of agreement as otherwise determined pursuant to clause 7.5 of this Agreement to be payable by Customer in addition to the Price in respect of any part of the Services from time to time;

“Additional Country”	means any one of Canada, Brazil, Russia, India, China, Poland, Israel, Taiwan, Australia, Turkey, Argentina, Mexico, Switzerland, South Korea, Thailand, Sweden and South Africa and “Additional Countries” means all of the foregoing;

“Additional Order”	has the meaning set out in Clause 5.9;

“Additional Term”	has the meaning set out in Clause 14.1;

“Affiliate”	any company, partnership or other entity which directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with the applicable party, company, partnership, person or entity. For the purpose of this definition control means the direct or indirect beneficial ownership of more than 50% of the voting share capital in such company, partnership or entity or the legal power to control the general management and policies of such party, company, partnership, person or entity;

“Agreement”	this Agreement including all Appendices and any amendments to the foregoing made in accordance with this Agreement;

“Alternative Site”	has the meaning set out in Clause 6.10;

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“Allowed Adjustment”	has the meaning set out in Clause 5.7.2;

“Appendix” or “Appendices”	one or more of the Appendices to this Agreement;

“Applicable Laws”	any law, statute, ordinance, regulation, judgment, order, injunction, decree, declaration, license, permit or rule of (i) the United States of America, (ii) the European Union (including all member countries) and (iii) any other country which, pursuant to Clause 2.6, the Parties agree this Agreement shall cover, and in each case to which any Party is subject, including without limitation the Act;

“Auditors”	has the meaning set out in Clause 8.3;

“Authority Submission”	has the meaning set out in Clause 8.8;

“Batch”	one fermentation run using the Cell Line at 3000L (being approximately 2400L working volume) fermenter scale, and such purification, analytical and further processing steps applicable to the Drug Substance harvested from that run according to the approved Process and cGMP documentation;

“Batch Price”	the price payable for each Batch as initially described in Appendix Three and as may be amended by agreement between the Parties or by operation of Clause 7;

“Business Day”	any day which is not a Saturday, a Sunday or a U.S. public holiday;

“Calendar Quarter”	the three calendar month periods commencing 1 January, 1 April, 1 July and 1 October;

“Cell Line”	the mammalian cell line described in Appendix One which is currently held by CMC or derived from a master cell bank of the same strain as that held by CMC and any progeny clone of the foregoing cell line(s);

“Certificate of Analysis”	CMC’s standard form certificate of analysis confirming that Product to which the certificate relates meets the Specification and such other criteria as identified on the certificate;

“Clinical License Agreement”	has the meaning set out in the Recitals above;

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“current Good Manufacturing Practice” or “cGMP”	current Good Manufacturing Practices as promulgated under each of the following as in effect on the Effective Date and as amended or revised after the Effective Date: (a) the U.S. Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.) and related U.S. regulations, including 21 Code of Federal Regulations (Chapters 210 and 211, 600 and 610 ) and other FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of investigational drugs; (b) Eudralex Volume 4, Medicinal Product for Human and Veterinary Use: Good Manufacturing Practice and (c) the ICH guide Q7a “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” as applied to investigational drugs (Section 19); (d) all additional U. S. Regulatory Authority documents that replace, amend, modify, supplant or complement any of the foregoing; and (e) any national regulatory cGMP or agency requirements applicable to any Additional Country which, pursuant to Clause 2.6, the Parties agree this Agreement shall cover;

“Commercially Reasonable Endeavours” or “CRE”	the application of efforts and resources (including those in relation to timely performance) that would be typically and ordinarily expended, in accordance with generally accepted biological manufacturing industry standards, by a prudent and experienced biological contract manufacturing services company of a size and experience equal to, and having similar financial resources to that of CMC, and having regard to the same or similar Services to be provided hereunder, the profit earned under this Agreement and the strategic value of the Agreement to the business of CMC;

“Competitor Change of Control Event”	has the meaning set out in Clause 14.5;

“CHEF1 Property”	has the meaning set out in Clause 11.2;

“CHEF1 Technology”	the Chinese Hamster EF-1 alpha regulatory DNA (“CHEF1”) as further described in US Patent Number 5,888,809 and the technology described in US Patent Number 5,888,809;

“CMC”	has the meaning set out in the preamble above;

“CMC Facility”	CMC’s then current facility at Bothell, Washington, United States of America;

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“CMC Intellectual Property Rights”	Intellectual Property rights and CMC Know-How (excluding CHEF1 Technology) owned by or licensed to (and freely sub-licenseable by) CMC and used in the performance of the Services;

“CMC IPR”	has the meaning set out in Clause 11.6;

“CMC Know-How”	all information, techniques and technical information known to CMC or developed during the Services (excluding the CHEF1 Technology or improvements thereto) which is not Customer Know-How or of general public knowledge;

“CMC Manufacturing Failure”	has the meaning set out in Clause 13.3;

“CMC Parties”	has the meaning set out in Clause 12.1;

“Commercial Quality Agreement” (QAg)	the agreement between the Parties defining the quality responsibilities, including cGMP standards, regarding the performance of the Services;

“Committee Member”	has the meaning set out in Clause 4.10;

“Confidential Information”	any business or technical information, trade secrets, know-how, techniques, data, proposals, capacity, pricing or other information of a confidential nature and in any form (oral, written or otherwise) the use of which is governed according to the provisions of Clause 10;

“Customer”	has the meaning set out in the preamble above;

“Customer Audit”	has the meaning set out in Clause 8.1;

“Customer Failure”	has the meaning set out in Clause 13.3;

“Customer Intellectual Property Rights”	Intellectual Property rights and Customer Know-How owned by Customer or licensed to Customer by a third party covering any aspect of the Services or materials, techniques or processes used in the Services;

“Customer IPR”	has the meaning set out in Clause 11.5;

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“Customer Know- How”	all information, techniques and technical information known to Customer as of the Effective Date or developed by Customer pursuant to the Services in connection with the Cell Line, Customer Materials or Process which is not known to CMC or of general public knowledge;

“Customer Materials”	the Cell Line, vectors, plasmids and all other materials supplied by Customer, its Affiliate or agent to CMC or made available to CMC by Customer including, without limitation, those described in Appendix One;

“Customer Parties”	has the meaning set out in Clause 12.2;

“Defaulting Party”	has the meaning set out in Clause 14.2;

“Deliverables”	for each Batch undertaken for the purpose of commercial supply, the Drug History Record and Product relevant to and derived from that Batch

“Delivery” or “Delivered”	has the meaning set out in Clause 6.3;

“Defect” or “Defective”	has the meaning set out in Clause 6.12;

“Defect Notice”	has the meaning set out in Clause 6.12;

“Disclosing Party”	has the meaning set out in Clause 10.1;

“Dispute”	has the meaning set out in Clause 17.2;

“Disputed Deliverable”	has the meaning set out in Clause 6.17;

“Dispute Notice”	has the meaning set out in Clause 17.2;

“Drug History Record”	all lot disposition documentation relevant to a Batch to be provided to Customer with the Product from that Batch, including but not limited to a Certificate of Analysis;

“Drug Substance”	the active pharmaceutical ingredient of IB-1001 described or classified in Appendix One expressed by the Cell Line and harvested in bulk from a fermentation run pursuant to the applicable Process;

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“Effective Date”	has the meaning set out in the preamble above;

“EMA”	the European Medicines Agency;

“Existing License Agreement”	has the meaning set out in the Recitals above;

“FDA”	means the United States Food and Drug Administration, or its successor agency;

“Firm Order”	has the meaning set out in Clause 5.3.1;

“First Payment”	means the sum of [**] Dollars paid to CMC on 18 August 2010;

“First Priority Basis”	means at each issuance of Customer’s rolling Forecast, CMC will schedule capacity in the Line 1 Suite and Line 2 Expansion for new capacity requested by any third party received after the Forecast only after having first scheduled the maximum capacity allowable to Customer subject to the provisions of Clause 5.7 and the then current Forecast subject to the Maximum Values;

“FIX Product”	means the native FIX protein or a recombinant FIX protein, including, but not limited to truncated, conjugated, pegylated and fused protein forms, in each case when such forms have at least 50% homology with the native FIX protein as part of their primary amino acid structure;

“Force Majeure Event”	has the meaning set out in Clause 16.1;

“Forecast”	has the meaning set out in Clause 5.1;

“Fund”	has the meaning set out in Clause 7.2;

“Fund Payment”	has the meaning set out in Clause 7.2;

“Group”	in respect of the relevant Party, its Affiliates and holding companies and the Affiliates of those holding companies;

“IB-1001”	has the meaning set out in the Recitals above;

“Indemnitee”	has the meaning set out in Clause 12.3;

“Indemnitor”	has the meaning set out in Clause 12.3.1;

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“Initial Term”	has the meaning set out in Clause 14.1;

“Intellectual Property”	all intellectual property rights, including (without limitation) patents, supplementary protection certificates, petty patents, utility models, trademarks, database rights, rights in designs, copyrights (whether or not any of these are registered or capable of being registered) and including all applications and the right to apply for registered protection of the foregoing and all inventions, trade secrets, know-how, techniques and confidential information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the World, in each case for their full term and together with any renewals or extensions;

“Joint Steering Committee”	has the meaning set out in Clause 4.10;

“Letter of Agreement”	the Binding Term Sheet executed by CMC and Customer dated 18 August 2010, as amended from time to time;

“Line 1 Suite”	CMC’s 3,000 litre manufacturing capacity at Bothell as of the Effective Date excluding the Line 2 Expansion;

“Line 2 Expansion”	the expansion of CMC’s manufacturing capacity at the CMC Facility to incorporate a further 3,000 litre manufacturing suite;

“Manifest Error”	means an error in assessment or judgment that is clear or obvious to a reasonable person skilled in the relevant subject matter;

“Material Change”	has the meaning set out in Clause 4.6;

“Maximum Values”	the number of Batches defined in Clause 5.5 (to be pro-rated quarterly for the first Year);

“Milestone Event”	Individually each event defined in Appendix Two as a milestone and collectively all the milestones defined in Appendix Two;

“Milestone Payment”	the sum defined in Appendix Two that is payable upon the achievement of the corresponding Milestone as set out in Appendix Two,

“Minimum Values”	the number of Batches defined in Clause 5.6 (to be pro rated quarterly for the first Year);

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“Non-Defaulting Party”	has the meaning set out in Clause 14.2;

“Non-Fault Delays”	has the meaning set out in Clause 4.1;

“Parent”	has meaning set out in Clause 19.13;

“Party” or “Parties”	has the meaning set out in the preamble above;

“Permitted Recipients”	the directors, officers, employees, Testing Laboratories or professional advisers who are required, on a strict need to know basis, in the course of their duties to receive and consider the Confidential Information for the purpose of enabling the relevant Party to perform its obligations under this Agreement provided that such persons are under obligations of confidence no less onerous than those set out in Clause 10 imposed on the recipient party;

“PIP”	has the meaning set out in Clause 8.5;

“Pre-Existing IPR”	has the meaning set out in Clause 11.1;

“Process”	the method for manufacture, harvesting and purification of the Product;

“Product”	the Drug Substance derived from a Batch;

“Project Manager”	has the meaning set out in Clause 4.10;

“Project Team”	those Representatives of both Parties responsible for the day to day performance of the Services as set out in Clause 4.11;

“Purchase Order”	has the meaning set out in Clause 5.10;

“Raw Materials”	media, resins, catalysts, raw materials, solvents, filters, membranes, disposable analytical test kits, disposable bags, and other items consumed as well as any subcontracted analytical testing performed by Testing Laboratories during the performance of the Services;

“Recall”	any action to withdraw from supply or distribution or to recover title to or possession of quantities of Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market or correction) or the detention or destruction of any Product by any Regulatory Authorities;

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“Recipient Party”	has the meaning set out in Clause 10.1;

“Regulatory Authority”	any governmental entity having jurisdiction in the USA or the European Union (or any Additional Country which, pursuant to Clause 2.6, the Parties agree this Agreement shall cover) including, without limitation, the FDA and the EMA, that is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, transport or sale of Product in such country;

“Regulatory Inspection”	has the meaning set out in Clause 8.6;

“Regulatory Obligations”	those mandatory regulatory requirements applicable in the European Union, the United States and any Additional Country which, pursuant to Clause 2.6, the Parties agree this Agreement shall cover, to the manufacture of Product for human use that is intended for commercial supply;

“Release For Further Processing”	has the meaning set out in Clause 6.6;

“Representatives”	has the meaning set out in Clause 4.11;

“Semi-Binding Order”	has the meaning set out in Clause 5.3.2;

“Services”	the manufacture of Batch(es) of Product that are the subject of a Firm Order in accordance with the terms of this Agreement and those additional services to be performed hereunder in exchange for Additional Charges;

“Shipping Company”	has the meaning set out in Clause 6.8;

“Shipping Guidelines”	storage and transport guidelines issued by CMC in relation to the Product;

“Slot”	in respect of CMC’s cGMP manufacturing suite the period of time the suite is reserved in preparation for and the performance of a Batch;

“Specification”	the specification for the Product as defined in cGMP documentation QST-F90A02-06 or as may otherwise be agreed between the Parties or modified in accordance with Clause 4.8 which includes

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(i) specifications for Drug Substance and Raw Materials, (ii) manufacturing, testing and packaging instructions and specifications for Product, (iii) storage and shipping requirements, and (iv) any other technical information necessary to manufacture a Batch;

“Standard”	has the meaning described in Clause 2.3;

“Standard Operating Procedures” or “SOPs”	the standard operating procedures of CMC in place from time to time which define CMC’s methods of performing activities applicable to the Services;

“Supply Failure”	has the meaning set out in Clause 5.17;

“Technology Transfer”	has the meaning set out in Clause 15.1;

“Term”	the Initial Term (as defined in Clause 14.1) and any Additional Terms (as defined in Clause 14.1)

“Testing Laboratories”	any third party instructed by CMC to carry out tests on the Cell Line, Customer Materials, Drug Substance and/or Product pursuant to the performance of the Services;

“Third Party CMO”	has the meaning set out in Clause 5.17.2;

“Timeline”	the timeline for the manufacture of and preferred delivery dates for each Batch of Product that is the subject of a Firm Order;

“Year”	the period commencing with the Effective Date until 31 December of that same calendar year and thereafter the 12 calendar month period commencing on 1 January.

1.1	For the purposes of this Agreement, the terms defined in this Clause 1.1 shall have the respective meanings set forth below:

1.2	In this Agreement (except where the context otherwise requires):

1.2.1	any reference to a recital, clause or appendix is to the relevant recital, clause or appendix of or to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the clause or appendix in which it appears;

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1.2.2	the table of contents and clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa and use of any gender includes the other genders;

1.2.4	any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organizations, governments, states, governmental or state agencies, foundations and trusts (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.5	a reference to a “Party” is a reference to a party to this Agreement and a reference to a “Party” includes a reference to that Party’s successors in title, permitted assignees and transferees (if any) and in the case of an individual, to his or her estate and personal representatives;

1.2.6	a reference to “writing” does not include email;

1.2.7	any phrase introduced by the terms “including”, “include”, “in particular” or an similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3	The Appendices form an integral part of this Agreement shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Appendices.

1.4	Where the is any inconsistency between the Appendices and the main body of this Agreement, the conflicting terms of the main body of this Agreement shall, unless expressly specified to the contrary, prevail.

2.	MANUFACTURING SUPPLY AND APPLICABLE STANDARDS

2.1	During the Term CMC shall manufacture and deliver Product in the quantity of Batches that are the subject of a Firm Order pursuant to the forecast mechanism set out in Clause 5 and in accordance with the standards and requirements set out herein.

2.2	Customer shall purchase all quantities of Product ordered from CMC and which are the subject of a Firm Order on the terms of this Agreement for the Batch Price per Batch plus any Additional Charges for the Batch. During the Term, Customer shall, and where it or its Affiliates are obliged to supply any of their partners’ and their Affiliates’ requirements for Product it shall ensure that it and its Affiliates only source and obtain such Product from CMC other than where otherwise permitted under Clause 5.17.4 in the event of a Supply Failure. Customer shall use reasonable efforts to procure that its partners, and their respective Affiliates shall only source and obtain FIX Product from CMC.

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Performance Standards

2.3	CMC shall act diligently and shall apply its reasonable professional standards and use its Commercially Reasonable Endeavors (the “Standard”) in its performance of the Services and discharge of its obligations under this Agreement to:

2.3.1	undertake the Services in accordance with the Forecast and projected Delivery dates; and

2.3.2	manufacture, in compliance with the Specification and cGMP, the Commercial Quality Agreement and all Applicable Laws, those quantities of Batches of Product that are the subject of a Firm Order using the same Process that has previously been used by CMC to manufacture the Product in accordance with the Specification.

2.4	CMC shall retain and store samples of all Product released by CMC’s quality department with a Certificate of Analysis under this Agreement for such period as may be required by applicable Regulatory Obligations, which in the absence of a definitive time period shall be fifteen (15) years from the date of release or Delivery (whichever is the earlier). If the Parties agree, CMC shall retain such samples for a longer period at the Customer’s expense and CMC’s then current rates.

Third Party Testing Laboratories

2.5	CMC may subcontract:

2.5.1	to Testing Laboratories proposed by CMC (and approved by Customer, such approval not to be unreasonably withheld or delayed) only those parts of the Services identified in Appendix One or such other part(s) of the Services approved by Customer (such approval not to be unreasonably withheld or delayed); or

2.5.2	to any other third party, any part(s) of the Services with the prior written consent of Customer (such consent not to be unreasonably withheld, delayed or conditioned);

provided that, in any case CMC shall remain responsible for the activities of the party to whom that part(s) of the Services is subcontracted and for compliance of its subcontractors with the requirements of this Agreement, and all Applicable Laws to the same extent that CMC would be responsible if CMC were doing such work directly. Nothing herein shall constitute any contractual relationship between Customer and any subcontractor of CMC or any direct obligation between Customer and such subcontractor to pay, or be responsible for the payment of, any sums to any such subcontractors but Customer shall remain responsible to CMC for payment of the Price plus any Additional Charges.

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Totality of Services

2.6	The manufacture of those Batches which are the subject of a Firm Order in accordance with Clause 5 are, subject to any written agreement or amendment to the contrary, the only Services to be performed by CMC under this Agreement. In the event of any changes to the Services or Customer requests CMC to perform reasonable services beyond the scope of Services specifically stated in a Firm Order, the Parties shall agree in writing on a description of such supplemental services whereupon CMC shall accommodate Customer’s reasonable requests for such supplemental services and the Additional Charges for those supplemental services shall be determined in accordance with Clause 7.5. If at any time during the Term of this Agreement Customer requests and CMC agreed to perform Services to meet regulatory and legal compliance within any of the Additional Countries or any other countries other than the US and the EU, then CMC shall be responsible for the Services meeting regulatory and legal compliance in those identified countries outside of the US and EU regulations and shall invoice Customer for any Additional Charges associated with such Services in accordance with Clause 7.5.

2.7	CMC shall manufacture and supply such amounts of Factor VIIa (IB1007 for hemophilia A and other bleeding disorders) as requested by Customer:

Exclusivity in the Field

2.8	During the Term of this Agreement:

2.8.1	Customer shall, and shall procure that its Affiliates shall, only source FIX Product for the treatment of hemophilia from CMC unless and until a Supply Failure occurs following which Customer shall be permitted to manufacture for itself or by its Affiliate and/or source FIX Product in accordance with Clause 5.17; and

2.8.2	provided that (i) CMC is the sole manufacturer and supplier of FIX Product for Customer (other than where Customer is permitted to source FIX Product under Clause 5.17), and where Customer or its Affiliates are obligated to supply to its partners, and their respective Affiliates, CMC is the sole supplier to such partners and their respective Affiliates and (ii) provided the Customer is in material compliance with its obligations under the terms of this Agreement, and is not in material breach of the Agreement, then CMC agrees it shall not, without the prior written consent of Customer in its sole reasonable discretion, engage in any activity for its own development or a third party knowingly directed to the process development, manufacture, supply, or commercialization of FIX Products (other than with respect to the Services and capacity supplied to the Customer, its partners, and their respective Affiliates pursuant to this Agreement).

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3.	RAW MATERIALS

3.1	All Raw Materials purchased by CMC for the Services will be the property of the Customer and deemed Customer Materials. If Customer fails to pay for the Raw Materials then such Raw Materials shall remain CMC property and CMC shall be entitled to use the same for third party services without any compensation or liability to Customer.

4.	TIMELINE, SPECIFICATION AND PROJECT MANAGEMENT

Timeline

4.1	CMC shall use its Standard to Deliver the Firm Orders and meet the Delivery dates with respect to a Firm Order. Notwithstanding that obligation the Parties acknowledge and agree that the Timeline may not be met or may be varied in order to accommodate delays or changes caused by or contributed to by (i) actions or omissions of the Customer (or its agents); and/or (ii) additional activities added to or amendments to the Services; and/or (iii) Force Majeure Events and/or other circumstances beyond CMC’s reasonable control (“Non-Fault Delays”).

4.2	In the event of any Non-Fault Delays, CMC and Customer shall update the Forecast and Timeline and, applying the Standard, CMC shall keep the revised Timeline as close as possible to the Timeline in its form as it existed immediately prior to the Non-Fault Delays.

4.3	Notwithstanding Clauses 19.1 and 19.2, the Timeline may be amended by agreement between CMC and Customer provided that the revised Timeline is set out in writing and agreed by the Project Team.

4.4	Where the Timeline has been amended in accordance with this Clause 4, it shall be automatically binding upon the Parties. CMC shall keep Customer updated as to the current Timeline on a reasonable frequency. Customer may at any time on a reasonable basis request an update on the current Timeline.

Specification & Quantities

4.5	CMC shall manufacture Product to meet the Specification. Where the Specification, Process or Raw Materials are modified or changed or a Material Change (as defined in Clause 4.6 below) is introduced, CMC shall continue to be obliged to use its Standard to manufacture Product to meet Specification. Notwithstanding the foregoing, CMC shall not be in breach of any obligation of this Agreement in respect of the manufacture of a Batch that does not meet Specification following the change or revision to the Specification, Process and/or Raw Materials or introduction of a Material Change until the changed or revised Process has been validated to manufacture Product to Specification by CMC.

4.6

At no time will CMC implement any Material Change to the Process without Customer’s prior written approval (such approval not to be unreasonably withheld or delayed) of such Material Change or other than in accordance with the applicable provisions of the

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Commercial Quality Agreement. A “Material Change” is any variation in the written procedures then currently in place that (i) has a material impact on the regulatory commitments or filings for the Product, (ii) is reasonably expected to materially affect the quality, purity, identity, stability or strength of the Product, or (iii) would necessarily result in a material change, alteration or modification to the Specification. Any changes to the Specification will be managed in accordance with the terms of the Commercial Quality Agreement provided that outside of the terms of the Commercial Quality Agreement the Specifications may be amended from time to time as described in Clause 4.8 or as dictated by the FDA or other applicable Regulatory Authority or Applicable Laws. With respect to (i) changes dictated by the FDA or other applicable Regulatory Authority or Applicable Laws that, at the time, are raised specifically in respect of the Product or Process rather than a deficiency in the CMC Facility or equipment generally and (ii) the implementation of any Material Changes that are approved by Customer, in each case Customer shall be responsible for the Additional Charges in making such changes and/or in validating the Process after such change(s), which Additional Charges shall be calculated in accordance with Clause 7.5. The foregoing shall not allow an automatic increase to the agreed upon Batch pricing set forth in Appendix 3 other than annual increases in accordance with the PPI-C Index or as otherwise agreed to by the parties in writing.

4.7	CMC shall manufacture, package, label, store, transport and handle the Product in compliance with the Specification for the validated manufacturing Process and validated analytical methods, the Commercial Quality Agreement, cGMPs, the Act and all other Applicable Laws.

4.8	The Parties agree that the Specification may be modified and updated by the Parties if agreed to by the Project Team in writing and signed by an authorized Quality Representative of both Parties. In the event that a modification or update to the Specification requires additional services or work and/or the payment by Customer of Additional Charges, the Additional Charges shall be calculated in accordance with Clause 7.5.

4.9

The Parties acknowledge that all quantities of Product derived from a Batch are estimated only and that CMC shall not be liable for any low or unexpected yield of Product from a Batch; provided that CMC used its Standard for the manufacture of the Product during that Batch. Notwithstanding the foregoing, the Parties shall seek to establish and agree upon yield limits (the “Yield”) which shall be calculated according to the average yield of Product derived from twenty-five (25) consecutive Batches (excluding any that fail to meet Specification or cGMP) inclusive of the conformance campaign. These Batches shall be manufactured by CMC using the same Process, fermentation scale, suppliers and specifications of Raw Materials and facilities at the CMC Facility, subject to no Material Change. Upon completion of the 25 consecutive Batches, the Parties shall set upper and lower performance limits (calculated by reference to the average +/- 3 standard deviations) to be used as part of Batch disposition, which limits shall be updated by the Parties at least annually thereafter. In the event that actual Yield is below or above the then-current performance limits established by the Parties, (i) the appropriate representatives from both

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Parties shall, as soon as commercially practicable, meet to discuss and evaluate the situation, and (ii) such fact shall not, of itself, be automatically demonstrative of a breach or failure by CMC.

Project Manager, Joint Steering Committee and Project Team

4.10	Each Party shall, within thirty (30) days of the Effective Date, appoint an individual as a project leader (“Project Manager”) who shall be responsible for leading and coordinating the day to day operation of the Services. In addition, within thirty (30) days of the Effective Date, each Party shall select three of their senior executives (each a “Committee Member”), one of whom (for each Party) may be a Project Manager, to form the steering committee who shall have responsibility for providing leadership and strategic oversight of the Services governed by this Agreement (“Joint Steering Committee”). For the avoidance of doubt, the Joint Steering Committee referenced in this Clause 4.10 will undertake the role of and replace the Steering Committee referenced in Work Statement #8 to the Existing Supply Agreement in respect of the Product.

4.11	Separate from the Joint Steering Committee, the Parties shall each name and notify the other of representatives (“Representatives”) who shall form the Project Team and will be responsible for the day to day performance of the Services including planning, executing and discussing issues regarding the Forecasts, the Timeline, the Services and communicating between the Parties. Any disputes or issues that cannot be readily resolved by the Project Team (it being recognised that each Party has an equal vote in the Project Team irrespective of the number of Representatives) shall be referred to the Joint Steering Committee for resolution. Each Party’s Representatives may, upon written notification to the other Party, change from time to time.

4.12	Each Party’s Project Manager shall, subject to the oversight of the Joint Steering Committee, (i) manage the relationship between the Parties, (ii) oversee the performance of the Services and the activities of the Project Team, (iii) undertake actions delegated to them by the Joint Steering Committee and (iv) be the principal point of contact for the Services. The Project Leaders shall meet upon reasonable request of either Party, but in any event at least monthly, either in person or by telephone or video conference and each Party shall bear its own costs for attending such meetings.

4.13

The Joint Steering Committee shall be responsible for (i) making decisions regarding issues outside the scope of the Project Team or Project Managers, (ii) reviewing the decisions of the Project Team and/or Project Managers, (iii) providing a forum for the Parties to exchange information and coordinate their respective activities regarding the Services, and, (iv) providing a forum to discuss any technical difficulties, Additional Charges or changes to Services or Price triggered by a change to the Services or in accordance with Clause 7.4 as well as resolving any disputes or disagreements before escalation to the dispute resolution provided for in Clause 17. The Joint Steering Committee shall meet on a reasonably regular basis, being no less than twice a year, during the Term and each Party shall have a single vote in the Joint Steering Committee

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irrespective of the number of members present and all decisions must be unanimous. Any dispute that cannot be resolved by the Joint Steering Committee within twenty (20) Business Days shall be referred to the CEOs of the Parties for resolution within ten (10) Business Days.

4.14	At regular intervals the Representatives shall schedule Project Team meetings for the purpose of overcoming any issues with Forecasts, delivery of Product or the performance of all other aspects of the Services and providing an initial forum for discussing and resolving any difficulties or hurdles encountered in the performance of the Services. Such meetings shall be conducted by telephone conference or, if necessary, by face-to-face meetings at an agreed upon frequency unless particular difficulties arise which dictate the need for more frequent meetings. Each Party shall be responsible for their own costs in attending and conducting the Project Team meetings.

4.15	Any decision by the Project Team, the Project Managers or Joint Steering Committee which has the effect of amending the Services in any way must, before it becomes binding, be recorded in writing and signed by both Parties in accordance with Clauses 19.1 and 19.2. None of the Joint Steering Committee, Project Team or the Project Managers shall have the right to amend this Agreement.

5.	FORECASTS, ORDERS, MANUFACTURING CAPACITY AND FAILURE TO SUPPLY

Forecasts

5.1	Commencing with the first week of July 2011, and thereafter at least one (1) week prior to the beginning of each Calendar Quarter, Customer shall, subject to the provisions of this Clause 5, deliver to CMC a written rolling forecast of Customer’s requirements for Product (“Forecast”). Customer shall ensure that its Forecasts shall spread the number of Batches such that a maximum of eight (8) Batches may be requested for any Calendar Quarter, being four (4) per each of the Line 1 Suite or Line 2 Expansion per Calendar Quarter, exclusive of any Additional Orders ordered by Customer pursuant to Clause 5.9). For the avoidance of doubt: (i) Customer shall order Product pursuant to the Forecasts by production line; (ii) the first Firm Order under this Agreement shall not be placed before Quarter 2 of 2012; (iii) following qualification of the Line 2 Expansion by CMC, the use of the production lines by CMC in respect of Forecasts shall be interchangeable by CMC with respect to the Product destined for those territories where it is approved; and (iv) the Line 2 Expansion is expected but not guaranteed to be qualified by CMC within the fourth Calendar Quarter of Year 2011.

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5.2	Each Forecast shall set out the number of Batches of Product required by Customer during each Calendar Quarter covered by the Forecast together with the delivery dates for Product in each Calendar Quarter covered by the Forecast. In preparing a Forecast Customer shall:

5.2.1	Forecast numbers of Batches defined by the Minimum Value and Maximum Value for each Year within the applicable time limits and in accordance with Clause 5.1;

5.2.2	use its commercially reasonable efforts to provide a Forecast that accurately reflects its genuine and anticipated requirements for the period covered by the Forecast; and

5.2.3	notify CMC within ten (10) Business Days of each of the FDA and the EMA issuing a marketing authorization for the Product.

5.3	In respect of each Forecast due to be delivered prior to each of the EMA and FDA granting a marketing approval/authorization for the Product (“Pre-Approval Forecasts”), the Forecast shall be for six consecutive Calendar Quarters as follows:

5.3.1	the first four (4) Calendar Quarter periods covered by the Forecast shall be a definitive and binding order on Customer (a “Firm Order”); and

5.3.2	the fifth (5th) and sixth (6th) Calendar Quarter period covered by the Forecast shall be a semi-binding order on Customer (“Semi-Binding Order”).

5.4	In respect of each Forecast due to be delivered after each of the EMA and FDA granting a marketing approval/authorization for the Product (“Post-Approval Forecasts”), the Forecast shall be for eight consecutive Calendar Quarters as follows:

5.4.1	the first four (4) Calendar Quarter periods covered by the Forecast shall be a definitive and binding order on Customer (a “Firm Order”); and

5.4.2	the fifth (5th) to eighth (8th) Calendar Quarter periods shall be a semi-binding order on Customer (“Semi-Binding Order”).

5.5	Without affecting Clause 5.9, the maximum number of Batches that may be included in any given Year in a Forecast without the prior written consent of CMC shall subject to clause 5.1 be the Maximum Value. If CMC gives its prior written consent the Parties can agree to increase the number of Batches for a particular Calendar Quarter for the Line 1 Suite and/or the Line 2 Expansion. The Maximum Value shall be thirty-two (32) Batches for a full Year.

5.6	The minimum number of Batches to be included in any given Year in a Forecast, without the prior written consent of CMC, shall be the Minimum Value. The Minimum Value shall be eight (8) Batches for a full Year (subject to adjustment for a Supply Failure as set forth in Clause 5.17).

5.7

The Forecasts are prepared for and intended to provide CMC with clarity as to the Customer’s requirements for Product. Forecasts shall be provided by Customer on a rolling quarterly basis as provided above and each subsequent Forecast shall reflect the

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previous relevant Forecasts provided by Customer such that (i) in the case of Pre-Approval Forecasts the last five Calendar Quarters of the immediately preceding Pre-Approval Forecast shall become the first five Calendar Quarters of the next Forecast and (ii) in the case of Post-Approval Forecasts the last seven Calendar Quarters of the immediately preceding Forecast shall become the first seven Calendar Quarters of the next Forecast; and in each case:

5.7.1	the quantity of Product in a Calendar Quarter (other than the first Calendar Quarter) that is a Firm Order in the immediately preceding Forecast shall, in the next Forecast, continue to be a Firm Order and may not be varied (other than with CMC’s prior written consent);

5.7.2	the quantity of Product in a Calendar Quarter that was a Semi-Binding Order in the immediately preceding Forecast shall, in the next Forecast, either become a Firm Order or continue to be a Semi Binding Order (subject to Clause 5.3 or 5.4, as applicable) in the next Forecast but in each case may be varied by Customer (subject to Clause 5.1, the Maximum Value and Minimum Value) by a maximum of twenty percent (20%), rounded to the nearest whole Batch (each an “Allowed Adjustment”); and,

5.7.3	Customer shall provide a new projection for the sixth or eighth (or where the preceding forecast was a Pre-Approval Forecast and the next forecast due is a Post-Approval Forecast, the sixth, seventh and eighth) Calendar Quarter, as applicable, in accordance with the principles set out in Clauses 5.3 and 5.4.

5.8	Should Customer fail to submit a Forecast in accordance with the preceding provisions of this Clause 5, a Forecast shall automatically be deemed to be served under this Clause 5 by Customer, subject to Maximum Values and Minimum Values where:

5.8.1	in respect of a Pre-Approval Forecast:

5.8.1.1	the first five Calendar Quarters of such new Forecast shall be identical to the last five Calendar Quarters of the immediately preceding Forecast; and,

5.8.1.2	the sixth Calendar Quarter of the new Forecast shall be identical in terms of the quantity of Batches identified in the last Calendar Quarter of the immediately preceding Forecast; and,

5.8.1.3	the preferred delivery dates for the sixth Calendar Quarter of the new deemed Forecast shall be the preferred delivery dates set out for the last Calendar Quarter of the immediately preceding Forecast each extended by a 3 month period.

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5.8.2	in respect of a Post-Approval Forecast:

5.8.2.1	the first seven Calendar Quarters of such new Forecast shall be identical to the last seven Calendar Quarters of the immediately preceding Forecast; and,

5.8.2.2	the eighth Calendar Quarter of the new Forecast shall be identical in terms of the quantity of Batches identified in the last Calendar Quarter of the immediately preceding Forecast and the preferred delivery dates for the eighth Calendar Quarter of the new deemed Forecast shall be the preferred delivery dates set out for the last Calendar Quarter of the immediately preceding Forecast, each extended by a three (3) month period; and,

5.8.2.3	where it is the first Post-Approval Forecast due, the sixth, seventh and eighth Calendar Quarters of the new Forecast shall be identical in terms of the quantity of Batches identified in the last Calendar Quarter of the immediately preceding Forecast and the preferred delivery dates for each of the sixth, seventh and eighth Calendar Quarter of the new deemed Forecast shall be the preferred delivery dates set out for the last Calendar Quarter of the immediately preceding Forecast, each extended respectively by a three (3) month, six (6) month and nine (9) month period.

5.9	Customer may in addition to the Batches in a Forecast request additional Batches to be manufactured in a given Calendar Quarter beyond the quantity in a Firm Order or beyond the maximum quantity that may be added under an Allowed Adjustment (each, an “Additional Order”). CMC shall use its Commercially Reasonable Endeavours to supply such Additional Order, taking into account its then available resources and commitments. CMC shall reply in writing within thirty (30) Business Days of a request for an Additional Order identifying (i) how much (if any) of the Additional Order can be filled, (ii) a time estimate for Delivery of the Additional Order (or portion thereof) which can be filled, and (iii) the price for each Batch (excluding Raw Materials, external costs, shipping costs as described in Clause 7.1 and payable in addition to the Price). Batches requested as Additional Orders shall not count against the Allowed Adjustment for any Calendar Quarter. The discounted pricing defined in Appendix 3 hereto will not apply to any Additional Orders which shall be chargeable at a non-discounted rate at CMC’s then regular price (which shall not be deemed Additional Charges or calculated pursuant to Clause 7.5). For clarity, an Additional Order is not binding on Customer unless Customer and CMC agree in writing on the quantities of the Additional Order, the time estimate for delivery of the Additional Order and the price for each Batch.

Orders

5.10

The first Calendar Quarter of the latest Forecast, when delivered with requested delivery dates, shall serve as the written or electronic purchase order for the Firm Order of that first Calendar Quarter (each, a “Purchase Order”) and CMC shall confirm receipt within ten

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(10) Business Days. Requested delivery dates shall be consistent with the lead times described in Appendix 3 (as may be modified from time to time by the Joint Steering Committee). CMC shall have the right to notify Customer of any amendment to the requested delivery date at the time it confirms receipt of the Purchase Order where, due to the scale of Firm Orders, it anticipates or knows that it will be unable to meet the requested delivery dates. No terms contained in any Purchase Order, order acknowledgment or similar document shall be construed to amend or modify the terms of this Agreement and in the event of any conflict, this Agreement shall prevail and control, unless the Parties otherwise expressly agree in writing by making reference to both this Agreement and the alternative terms.

5.11	All Batches that are the subject of a Firm Order submitted in accordance with the provisions of this Clause 5 shall be binding upon Customer and, subject to Clause 5.10, CMC, and may not, other than subject to the terms or exceptions in this Agreement, be delayed or cancelled by Customer or CMC. All Batches that are the subject of a Semi-Binding Order submitted in accordance with the provisions of this Clause 5 shall be binding upon Customer and, subject to Clause 5.10, CMC, and may not, other than subject to the terms or exceptions in this Agreement, be delayed or cancelled by Customer or CMC except to provide for an Allowed Adjustment as set forth in Clause 5.7.

5.12	Notwithstanding the foregoing, Customer shall strive to order in each relevant Year at least twelve (12) Batches. Should the total number of Firm Orders being the subject of a Purchase Order placed in any given Year be less than twelve (12) Batches, then the price for each Batch ordered in that Year shall be adjusted upwards as set forth in Appendix 3 (and where less than eight (8) Batches are ordered (i) in 2012 and 2013 the price for each Batch ordered in either of those Years shall be the price in Appendix 3 for that Year as if eight (8) Batches are ordered (ii) in 2014 and beyond, the price for each Batch ordered shall be determined by the unit price terms in Schedule 3) and CMC shall invoice Customer for such adjustment and Customer shall pay such invoice in accordance with the provisions of Clause 7.13. Should the total number of Firm Orders being the subject of a Purchase Order placed in any given Year be less than eight (8), such circumstance shall not, in and of itself, be deemed a breach by Customer but Customer shall nevertheless be responsible for payment to CMC, in addition to those sums due for batches ordered (in accordance with the foregoing provisions of this clause), a further sum due at the end of the Year calculated by reference to the number of batches short of eight (8) Batches per Year multiplied by (i) US$[**] for 2012 or (ii) US$[**] from 2013 onwards for the remainder of the Term.

5.13	Subject to Customer’s compliance with this Agreement, CMC shall pursuant to Clause 2.3 be obliged to manufacture the quantity of Batches identified in a Firm Order up to the Maximum Value and shall use its Standard to meet the Delivery dates for those Batches subject to the provisions of Clauses 4.1-4.4 (inclusive), 5.10 and 5.17.

5.14

Subject to Clause 4.1, CMC shall use the Forecasts to plan for, have Delivered and, as appropriate, reserve Slots in its cGMP manufacturing suite for those Batches to be manufactured under a Firm Order according to the then current Forecast and Delivery

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dates. Without prejudice to Clause 2.3, upon the reasonable request of CMC, the Parties shall cooperate to seek an agreement in good faith to vary or amend any part of a Forecast (including the Firm Orders, Semi-Binding Orders and Timeline for delivery) to accommodate lead times or other reasonable requirements of CMC and/or its suppliers.

5.15	Where the Timeline is amended and such amendment affects the scheduled Slot(s) for those Batches which are the subject of a Firm Order, CMC shall update its manufacturing schedule and reserve a new Slot for each affected Batch which, subject to reserved slots under CMC’s existing manufacturing schedule for its whole facility, shall be reserved as near in time to the existing vacated Slots as CMC’s then current schedule will permit.

Inventory

5.16	CMC shall upon request by Customer and subject to CMC’s scheduling to enable it to manufacture such additional Batches beyond those in a Forecast, hold a maximum inventory capacity of five (5) Batches of Product for Customer provided that Customer shall pay for the manufacture of such inventory Batches on the basis of 100% of Price in Appendix 3 upon thaw of a vial of the Cell Line and CMC will inventory Product at CMC’s Facility for a period not to exceed 90 days, provided that full title and responsibility for loss of such Product shall transfer to Customer on the date of Delivery or expiry of the 90 day period (whichever is the earlier).

Failure to Supply

5.17	CMC shall inform Customer as soon as practicable of any events that prevent CMC from providing timely deliveries of Product to Customer. Should CMC, when subject to a Firm Order, become aware that it will be unable to meet the Timeline for Delivery of a Batch of Product or to manufacture a Batch of Product in accordance with a Firm Order, as applicable, then CMC shall as soon as reasonably practicable notify Customer of such circumstances and explain what efforts CMC is taking to address such delay. Commencing no earlier than the end of the second Calendar Quarter of 2012 and at the end of each subsequent six (6) month period thereafter, Customer shall conduct a rolling 12 month “look-back” at the preceding four Calendar Quarters of Firm Orders and if less than seventy-five percent (75%) of Batches that were the subject of those Firm Orders were Delivered to Customer (of which the total Batches delivered does include inventory stock) in that rolling 12 month period due solely to CMC’s breach of its obligations (including, but not limited to, those concerning its personnel or equipment, procedural errors of CMC, the materials planning, procurement, testing and qualification CMC is obliged to procure, CMC’s operations in the production facility during manufacture and its general workmanship in accordance with cGMP), and provided that the percentage of those undelivered Batches that were the subject of Firm Orders is measured over a period of at least two (2) Calendar Quarters in that 12 month period such that, for clarity, the number of undelivered Batches for purposes of calculating the percentage of Delivered Batches cannot be attributable solely to failed Batches that are the subject of a Firm Order within a single Calendar Quarter (a “Supply Failure”) then the following shall apply:

5.17.1	CMC and Customer shall work collaboratively to discuss and find ways to promptly overcome the Supply Failure and re-establish supply of Product as soon as practicable in accordance with the Firm Orders and Semi-Binding Orders of the most recent Forecast;

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5.17.2	provided that Customer is not in material or continuous breach of this Agreement, and a Supply Failure is not due to or contributed to by Customer’s actions or omissions or breach, the exclusivity provisions in Clause 2.8 shall no longer apply with respect to Customer and Customer shall, notwithstanding the provisions of clauses 2.2 and 2.8, have the right, at its option, to itself manufacture, or have manufactured for it by one third party contract manufacturer (“Third Party CMO”) of its choosing, in each case, up to fifty percent (50%) of Forecasted demand of Product (or up to one hundred percent (100%) of Forecasted demand of Product less that which CMC can supply until Supply Reinstatement), in such circumstances:

5.17.2.1	the Minimum Value for the period from the date of the Supply Failure arising until the Supply Reinstatement shall automatically be adjusted downward by one (1) Batch for each complete Calendar Quarter (or two (2) Batches where no Batches have been Delivered during the 12 month period by CMC) during which there continues to be a Supply Failure from the date of the Supply Failure until the Supply Reinstatement (such adjusted Minimum Value hereinafter, the “Adjusted Minimum Value”)

5.17.2.2	CMC shall enter into a commercially reasonable license with Customer or the Third Party CMO, as applicable, to license the Intellectual Property Rights licensed to Customer under Clause 11.7 solely for the manufacture of Product during any period allowed by this Agreement, provided that the Third Party CMO enters into appropriate confidentiality obligations and use restrictions with respect to CMC’s Intellectual Property Rights, Know-How and Confidential Information on terms no less onerous than those on Customer under this Agreement;

5.17.2.3	CMC shall provide its reasonable assistance in accordance with Clause 15 to Customer or the Third Party CMO, as applicable, to facilitate technology transfer to Customer or the Third Party CMO of information in CMC’s possession that it can disclose to the Customer or the Third Party CMO, as applicable, regarding the Process and manufacture of Product, solely for the purpose of manufacturing Product;

5.17.2.4	Customer shall be responsible for payment of CMC’s then standard license fees due through Customer’s or its third party CMO’s use of the CHEF1 Technology, provided CMC shall not charge for time incurred by its own personnel in providing technology transfer in accordance with Clause 15;

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5.17.3	Customer shall continue to submit Forecasts (in accordance with the principles of this Clause 5) prior to and during any Supply Failure and CMC will use its Standard to meet the supply of Batches in accordance with the Forecast but shall not be in breach of its obligations to supply Product during the Supply Failure until Supply Reinstatement if it is unable to meet any or all of the Forecast;

5.17.4	where CMC is able to successfully Deliver to Customer (i) at least seventy-five percent (75%) of conforming Batches of Product in accordance with the most recent four (4) Firm Orders submitted in accordance with this Clause 5, and (ii) one hundred percent (100%) of the backlog of Firm Orders (less the total number of Batches (a) manufactured by Customer and (b) supplied by the Third Party CMO) not successfully Delivered to Customer in accordance with the Forecasts submitted up to the date of Supply Failure (“Supply Reinstatement”) thereafter :

5.17.4.1	Customer shall promptly submit a Forecast (which shall be prepared in accordance with the principles in this Clause 5) which shall be (i) for no less than 50% of Customer’s requirements for Product (subject to the Maximum Value) and (ii) no less than half of the Minimum Value in such Year; and

5.17.4.2	Customer may, at its discretion, continue to fulfil any then-existing contractual commitments, including without limitation commercial supply of the Product by Customer through self-manufacture or through its Third Party CMO that exists under any binding orders placed with the Third Party CMO prior to the Supply Reinstatement and in respect of all future orders thereafter Customer shall only be entitled to place a maximum of fifty (50%) percent of their annual requirements with the Third Party CMO (or with itself or its Affiliates, as applicable) with the other fifty (50%) percent placed with CMC and;

5.17.4.3	for the remainder of the Term of this Agreement, regardless of whether a Supply Reinstatement occurs, Customer shall be entitled to dual source Product from its Third Party CMO (or from itself through self-manufacture, as applicable) and CMC provided that the Third Party CMO (or Customer, as applicable) delivers no more than 50% of Customer’s requirements.

For the purpose of this Clause 5.17 the commencement of the Supply Failure shall be the date of the “look-back” giving rise to the Supply Failure. Furthermore, notwithstanding any other provision in this Agreement, CMC shall not, whilst it is seeking to remedy a Supply Failure and achieve a Supply Reinstatement, be deemed in breach of its obligations under this Agreement with respect to the supply of Product.

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6.	PACKAGING, DELIVERY, STORAGE AND EXAMINATION

Packaging

6.1	Product and perishable Deliverables to be Delivered shall be packaged by CMC in accordance with its obligations under the Commercial Quality Agreement, the applicable packaging SOPs (as approved by CMC) and Regulatory Obligations.

Delivery

6.2	CMC shall provide Customer with advance notice of the anticipated date of Delivery and, in any event, shall provide at least 5 (five) Business Days advance notice of the date CMC is to Deliver Product to Customer or Customer’s shipping company.

6.3	Except as set out in the Specifications, all Product that CMC manufactures pursuant to this Agreement shall be released to Customer Ex Works (Incoterms 2000) at CMC’s Facilities at 9.00am on the date specified on CMC’s notification to Customer (under clause 6.2) that the Deliverables are available for collection. Product will be deemed to have been delivered upon the date Product is so released (“Delivery” or “Delivered”). Collection may be arranged at any time thereafter during normal business hours on Business Days or such other time as may be agreed by the Parties.

6.4	CMC shall not be responsible for or have an obligation to clear for export or import any Deliverables that CMC (or its sub-contractors) generates or manufactures pursuant to this Agreement nor be obliged to obtain, or assist Customer in obtaining, relevant and applicable export and import licenses, consents or permissions. Upon Delivery to Customer, subject to the shelf life approved by the applicable Regulatory Authority, the expiration dating on each lot of Product shall be no less than seventy-five percent (75%) of the licensed shelf life or “hold time” (namely the allowable period for which Drug Substance may be stored from the date of release until it expires) for the Product or one (1) year, whichever is shorter, such shelf life or hold time to be specified in the Commercial Quality Agreement and/or Specification.

6.5	Data, results, deviation reports, Batch records and Drug History Records shall be delivered by mail or electronic mail.

Release For Further Processing

6.6	Subject to Regulatory Obligations and cGMP compliance, Customer may, by written notice, request that CMC Deliver Product to Customer prior to CMC issuing a Certificate of Analysis (“Release For Further Processing”). Any Product that is the subject of Release For Further Processing shall until the applicable Certificate of Analysis is issued by CMC:

6.6.1	be handled by Customer with utmost care and attention and treated with caution as if it were an unknown substance;

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6.6.2	be accepted at Customer’s sole risk and liability and CMC shall not be liable for any loss or damage caused by Product which is the subject of Release For Further Processing other than for death or personal injury caused by CMC’s gross negligence or willful misconduct; and

6.6.3	not be administered to any living organism.

Title and Risk

6.7	Subject to Clause 5.16, title and risk in the Deliverables shall pass to Customer on Delivery, regardless of whether a Product Batch has been dispositioned and released with a Certificate of Analysis or Released For Further Processing and the Payment for the Batch will, subject to it not being Defective (due to CMC’s default) at the time of Delivery, become due and payable in accordance with Clause 7.

Storage and Transport

6.8	Where Customer elects to have a shipping company or other agent (“Shipping Company”) collect and transport the Product upon Delivery, Customer shall, prior to the collection of the Deliverables, inform CMC of its designated Shipping Company. Customer shall coordinate with such Shipping Company for the collection and shipment of the Product and CMC shall not be responsible for any shipping costs of the Shipping Company. CMC shall ensure that the Deliverables are packaged in accordance with Clause 6.1 and Customer shall ensure that the Deliverables are stored and transported in accordance with the Shipping Guidelines.

6.9	If Customer or Customer’s Shipping Company is unable to collect Deliverables (including the Product and/or Drug Substance) at the time of Delivery, CMC shall, upon the Customer’s request, store at its Facility (or ship to an Alternative Site, as hereinafter defined) such Deliverables for a period of 20 (twenty) Business Days after Delivery on behalf of Customer. Storage of Deliverables at CMC’s premises after Delivery shall be at Customer’s sole risk and liability except that CMC shall only be responsible for damage to the Deliverables to the extent that the damage is attributable to and caused during such storage by an act or omission which constitutes CMC’s gross negligence or wilful misconduct. If Deliverables and API have not been collected by Customer or Customer’s Shipping Company 20 (twenty) Business Days after Delivery CMC shall notify Customer of the outstanding collection and with effect from the twenty-first (21st) Business Day after Delivery CMC shall continue to store the Deliverables at a cost to Customer of $US1,500 per day after the 20 (twenty) Business Days (which Customer shall pay) but such storage shall be entirely at Customer’s risk and liability and CMC shall be entitled to dispose of such Deliverables, at Customer’s cost, if not collected following a written notice from CMC.

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6.10	Customer may, if not itself collecting the Deliverables, prior to their Delivery, request that CMC arrange for of the Deliverables to a location specified by Customer (“Alternative Site”) subsequent to their Delivery. Where CMC agrees to such a request CMC shall provide reasonable assistance for shipment and:

6.10.1	Customer shall provide CMC with all reasonable assistance for shipment, including without limitation all the necessary export and import clearances, consents, permits and licenses to allow CMC to arrange transport of the Deliverables to the Alternative Site; and,

6.10.2	transport and storage organized by CMC shall be at the Customer’s sole cost, risk and liability except that during storage at CMC’s Facility, pursuant to this Clause 6.10, CMC shall only be liable to Customer to the extent any damage is attributable to and caused to Deliverables due to an act of CMC’s gross negligence or wilful misconduct; and,

6.10.3	CMC shall, in the Customer’s name and at the Customer’s cost, insure the Deliverables until such time as they are transported to the Alternative Site; and,

6.10.4	Customer shall indemnify and keep indemnified CMC from and against any liability incurred in arranging or undertaking such shipment in accordance with this Clause 6.10.

6.11	If Customer shall or intends to examine or test Deliverables and wishes to reserve its right to make a claim against CMC in respect of Defective Deliverables, Customer undertakes to ensure that the Deliverables since collection from CMC’s Facility or transport to the Alternative Site are always stored and transported strictly in accordance with the Shipping Guidelines. Failure to comply with such Shipping Guidelines before or after serving a Defect Notice (as defined below) will invalidate Customer’s right to make any claim under this Agreement in respect of such Deliverables.

Examination of Deliverables for Defects etc.

6.12	Following their Delivery, Customer shall promptly examine and test the Deliverables for any defect or non-conformity, including in the case of Product or Drug Substance non-conformity with the Specifications, any applicable Certificate of Analysis (unless Delivery is subject to Clause 6.6) and cGMP standards which Deliverables are specified to meet (a “Defect” or “Defective”). Where any alleged Defect (other than a Latent Defect) is identified, Customer shall notify CMC by written notice (“Defect Notice”) within forty-five (45) Business Days of Customer’s or its agent’s receipt of the Deliverables.

6.13

A Defect Notice must identify (i) the Deliverable and, in the case of Product, the Batch from which the Product was derived, (ii) the date(s) of Delivery and collection (or where the Deliverables are transported to the Alternative Site the date received at the Alternative Site), (iii) reasonable detail, including test results if applicable, of the Defect, (iv) where applicable, full disclosure of the methodology of all analytical tests performed on the

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Deliverables and the results of those tests, (v) evidence demonstrating that the Deliverables have been stored and transported in accordance with the applicable Shipping Guidelines, (vi) where the Customer asserts that the Defect is due to CMC’s default, the reasons why the Customer makes that assertion. Customer shall arrange with CMC to return the Deliverables which are the subject of the Defect Notice in accordance with the Shipping Guidelines to CMC within 15 (fifteen) Business Days. If a Defect in any Deliverable is not notified to CMC in accordance with the provisions and time limits stipulated in Clauses 6.12, 6.13 and 6.15 the Deliverable shall be deemed accepted and free of Defect and Customer shall have no further remedy against CMC in respect of that Deliverable.

6.14	Upon receipt of the Defect Notice CMC shall promptly investigate whether or not the Defect is due to CMC’s negligence or failure to comply with its obligations hereunder and shall report to Customer within twenty-five (25) Business Days of receipt of the Deliverables whether it accepts responsibility for the Defect in full, in part or not.

Latent Defects

6.15	If after accepting a shipment of Product, Customer subsequently discovers a Defect within twenty-four (24) months of Delivery and such Defect could not have been identified by testing and analysis of the Deliverables during the period between Delivery and the subsequent identification and the Product is still within its approved shelf life (a “Latent Defect”), Customer shall notify CMC of such Latent Defect within ten (10) Business Days of such identification whereupon the provisions of Clause 6.13 and 6.14 shall apply. If CMC accepts or it is reasonably proven that the Latent Defect was caused by CMC’s breach of its obligations hereunder then the provisions of Clause 6.16 to 6.18 (inclusive) shall apply with respect to the Latent Defect, otherwise Customer shall have no further remedy against CMC in respect of that Deliverable.

Consequences of Defective Product

6.16

If CMC accepts or, subject to Clause 6.17, it is reasonably proven that the Defect was caused by CMC’s breach of its obligations hereunder and not as a consequence of third party or Customer action or inaction and Customer has notified the Defect to CMC in accordance with Clause 6 then (i) Customer shall, at CMC’s election, either return such Product to CMC or destroy or dispose of such Product in the least expensive and most environmentally sound manner; and (ii) at Customer’s option, (a) CMC shall be relieved of any obligation to deliver any replacement Batch with respect to the Defective Product and will refund Customer the full Price of those Batch(es) that were the subject of the Defect Notice, or (b) CMC shall, at no additional cost to Customer beyond the Price for the Defective Product, use its Standard to promptly replace the Defective Product with non-Defective Product or, to the extent permitted under Regulatory Obligations, rework the affected Deliverables to overcome the Defect. If Customer elects to receive a refund in accordance with subsection (a) above, the Defective Batches at issue shall not be considered for purposes of determining whether a Supply Failure has occurred. In the situation described in subsection (ii)(b) of this Clause 6.16, CMC shall be responsible for

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the costs of Raw Materials that may be incurred by it in replacing the Defective Product with non-Defective Product or reworking the affected Deliverables to overcome the Defect, as applicable.

6.17	If there is a dispute regarding whether or not a Deliverable is Defective or who is liable and/or responsible for the Defect (“Disputed Deliverable”), then (a) analysts from both parties will directly communicate to determine the Parties’ respective validated methods of analysis are the same and are being executed in the same manner, and to attempt to determine whether any non-compliance may have been caused during the shipment of the sample from CMC’s Facility, and (b) carefully controlled and split samples as agreed should be sent from one site to another for testing in an attempt to reach agreement (which may involve Customer sending a representative and a sample of the Disputed Deliverable to CMC, and the parties conducting jointly agreed upon tests on the Customer sample of the Disputed Deliverable and a sample of the Disputed Deliverable retained by CMC). The Parties will use good faith efforts for a period of twenty-five (25) Business Days after completing such tests to resolve whether the Disputed Deliverable is Defective and/or whether it was Defective due to CMC’s failure to manufacture in accordance with its obligations under this Agreement or the Commercial Quality Agreement. In the event the parties cannot resolve their dispute in the manner described, a mutually agreed-upon independent laboratory shall be asked to test the Disputed Deliverable. The costs of such independent laboratory shall be borne by the Parties equally; provided, however, the Party that is determined to be incorrect in the dispute shall be responsible for all such reasonable costs and shall reimburse the correct Party for its share of such reasonable costs incurred. The decision of such independent laboratory shall be in writing and shall be binding on both CMC and Customer unless there has been a Manifest Error on the face of the decision whereupon the Parties shall revert to this Clause 6.17 to the extent retesting at another independent laboratory is possible or otherwise, to the dispute resolution procedures in Clause 17. With respect to all Product that Customer properly rejects, Customer shall destroy all remaining unused Product as soon as reasonably possible after CMC’s request. In no event may Customer use any of the rejected Product for any human clinical testing or trials after it becomes aware of the basis for such rejection (and Company shall indemnify CMC for all liabilities, costs and damages incurred by CMC resulting from Customer’s breach of this limitation on use).

6.18	The remedies and obligations under Clauses 6.16 and, 6.17 shall be Customer’s sole remedy for Defective Deliverables but this Clause does not seek to exclude any Parties’ liability for death or personal injury including, without limitation, with respect to CMC’s indemnity obligations under Clause 12.2.6.

7.	PRICE, PREPAYMENTS, PAYMENT TERMS AND MILESTONE PAYMENTS

Price

7.1	The Price in Appendix Three is stipulated in U.S. Dollars and is exclusive of all taxes, duties, or other fees of whatever nature imposed by or under the authority of any State,

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government or public authority (other than taxes on CMC’s income), or any Additional Charges, external costs required to manufacture or release the Product (e.g. external testing), Raw Materials, consumables or shipping costs that CMC incurs to provide the Services, which Customer shall pay in addition to the Price in accordance with Clause 7 of this Agreement. In respect of shipping costs and external costs, CMC shall give Customer advance notice of the estimated amount of such costs. If Customer does not dispute those costs within five (5) Business Days of receipt of notification they shall be irrevocably deemed acceptable to Customer. Where Customer disputes the costs within five (5) Business Days of notification, the Project Team shall first meet to discuss the costs and explore ways to mitigate them, and in the absence of agreement the matter shall then be referred to the Joint Steering Committee for resolution within five (5) Business Days of notification from the Project Team that an agreement cannot be reached. If the Joint Steering Committee is unable to reach agreement within such time period, the matter shall then be referred for resolution by the Parties CEOs. If (i) the dispute is not settled by agreement in writing between the Parties’ CEOs or (ii) the Parties have failed to discuss the dispute or use good faith negotiations, the matter shall be referred, first, to mediation and then, if necessary, to binding arbitration in accordance with Clause 17. Pending resolution of the dispute, Customer shall pay to CMC the costs in dispute in accordance with the payment terms set out in this Clause 7 and once the dispute has been resolved if Customer has overpaid for the additional services or work CMC shall make a refund or credit of such overpayment or if Customer has underpaid Customer shall make a payment in a sum equal to the amount of the underpayment, in either case within 30 days of the decision. In no event shall CMC be permitted to suspend or cease performing Services where a dispute under this Clause is raised unless Customer withholds payment therefor.

Prepayments

7.2	Customer and CMC shall establish a fund to part finance the performance of the Services as follows:

7.2.1	Customer shall pay to CMC, by wire transfer of immediately available U.S. funds to an account designated by CMC, the following payments, to build the Fund to an aggregate value of not more than [**] Dollars ($[**]) (the “Fund”):

7.2.1.1	[**] Dollars ($[**]) on the Effective Date;

7.2.1.2	[**] Dollars ($[**]) on October 1, 2011;

7.2.1.3	[**] Dollars on January 1, 2012;

7.2.1.4	[**] Dollars on April 1, 2012; and

7.2.1.5	[**] Dollars on July 1,2012;

(each, a “Fund Payment” and together, the “Fund Payments”); provided, however, that Customer shall not be required to remit a Fund Payment to CMC if such Fund

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Payment would otherwise be payable on a date (i) on which CMC is in material (and unremedied) default with the terms of this Agreement, or (ii) where a Supply Failure is ongoing and has not been remedied in accordance with Clause 5.17.4, unless and until the default is remedied or a Supply Reinstatement occurs whereupon the withheld Fund Payment shall be paid to CMC. For the purpose of this Clause 7.2, the Threshold Value shall be the aggregate value of the Fund having regard to the total of the Fund Payments at a relevant date, such that, by way of example, the Threshold Value on 1 January 2012 shall be US$[**] and on 1 April 2012 shall be US$[**]. For the avoidance of doubt, the Fund is not a prepayment in respect of Batches, save for where the Fund is set off against sums due to CMC in accordance with Clause 7.2.2.

7.2.2	Upon the expiration of the Term or the earlier termination of this Agreement (other than for a termination by CMC in accordance with Clause 14.2, in which case CMC shall be entitled to retain the entire sum of the remaining Fund in addition to any other sums properly due and payable to CMC by Customer), then, at Customer’s option, (i) CMC shall apply all or any specified portion of the remaining Fund to amounts due to CMC from Customer for any outstanding sums properly due and payable to CMC and any costs payable to CMC associated with Technology Transfer in accordance with Clause 15, or (ii) CMC shall promptly refund, and in any event within thirty (30) days of such expiration or termination of this Agreement, any portion of the Fund Payment not applied in accordance with this Clause 7.2 as of such date in respect any sums due for Services undertaken by CMC under this Agreement.

7.3	The Price stipulated in Appendix Three shall, together with those Additional Charges incurred where there are changes to the Services, the Process or otherwise as required by CMC to, at Customer’s request in accordance with Clause 2.6, extend its obligations to meet Applicable Laws and/or Regulatory Obligations of any Additional Countries or other countries beyond US and EU under this Agreement, automatically increase on an annual basis, commencing with the first anniversary of the Effective Date and thereafter on each anniversary of the Effective Date during the Term in accordance with the PPI-C (or any index substituted therefor) announced by the US Department of Labor (or its successor or replacement body) that is applicable on the date of the anniversary of the Effective Date. The increase to the Price (and any Additional Charges incurred where there are changes to the Services, the Process or otherwise as required by CMC to extend its obligations to meet Applicable Laws and/or Regulatory Obligations of any Additional Countries or other countries beyond US and EU under this Agreement, as applicable) shall be a compound increase based on the immediately preceding Price (and any such Additional Charges, as applicable).

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7.4	If there are any material and unforeseen changes in cGMP or manufacturing regulations promulgated pursuant to enabling legislation under a statute that:

7.4.1	are specific to the Product and not of general requirement for biologics contract manufacturing services; and

7.4.2	require capital investment by CMC for the performance of the Services in excess of the total Price of the Services, or

7.4.3	which result in the financial returns under this Agreement being substantially affected to CMC’s detriment, then the Parties shall in good faith discuss ways to continue the Services overcoming any such financial investment or detriment. If no agreement can be reached and CMC’s financial returns under the agreement will be so affected,

7.4.4	then the Parties shall in good faith negotiate any Additional Charges in respect of the Services to neutralise any financial investment or detriment incurred by such changes, or in the absence of agreement the Additional Charges shall be calculated in accordance with Clause 7.5 below.

Additional Charges

7.5	The charges set forth in Appendix Three are based on the scope of work CMC plans to undertake under this Agreement in the ordinary course of manufacture of the Product in accordance with the terms and conditions of this Agreement, the Process and the Specifications existing as of the Effective Date. Unless otherwise provided elsewhere in this Agreement:

7.5.1	any costs of CMC associated with additional or different work shall, subject to the proviso in this Clause 7.5 be:

7.5.1.1	to the extent concerned with CMC accepting legal or regulatory compliance within any Additional Countries or countries other than the US or EU shall be borne by Customer;

7.5.1.2	borne by CMC to the extent any such changes are made primarily for CMC’s benefit rather than for any technical or regulatory requirements or to have any advantageous benefit to the Product, the Process or the Services including, without limitation, to improve the Yield, purity or stability of the Product, whereupon Customer shall be responsible in accordance with subsection 7.5.1.3, or

7.5.1.3	borne by Customer to the extent any such changes are recommended by CMC and agreed to by Customer for any technical requirements or to have any advantageous benefit to the Product, the Process or the Services including, without limitation, to improve the yield, purity or stability of the Product, or

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7.5.1.4	borne by Customer to the extent any such changes are requested by Customer or result from requirement of a Regulatory Authority, change in any Applicable Law or other requirement which is specific to the Product or

7.5.1.5	shared equally by CMC and Customer to the extent any such changes result from changes in any Applicable Law which are not primarily applicable to the Product but apply more generally to biologics manufacture.

7.5.2	subject to any costs due under Clause 8 for audits:

7.5.2.1	all costs and expenses relating to CMC’s cGMP compliance readiness and Regulatory Inspection preparation with respect to the Facility for the purposes of FDA and EMA approval and manufacturing and testing operations performed thereon that are not specific to the Product, including without limitation those costs associated with FDA and EMA responses to regulatory requirements relating to the Facility and Regulatory Inspection observations with respect to its Facility and manufacturing and testing operations conducted thereon that in each case are not specific to the Product, shall be borne by CMC;

7.5.2.2	all costs and expenses relating to cGMP compliance readiness and Regulatory Inspection Readiness preparation for territories outside the FDA or EMA jurisdiction at Customer’s request or specific to Customer’s Product shall be borne by Customer;

7.5.3	The Additional Charges payable for each set of additional services or work proposed or requested shall be:

7.5.3.1	calculated on a “cost plus” basis such that the costs and expenses (both internal and external) incurred by CMC for those additional services shall be payable by Customer together with a profit element which shall be calculated as a value in addition to the costs and expenses to ensure that the profit margin in respect of the Services prior to CMC taking on the additional services or work shall continue to be the same profit margin earned by CMC by taking on the additional services or work;

7.5.3.2	payable on 30 days of issuance of invoice;

7.5.3.3	notified by CMC to Customer once calculated in accordance with Clause 7.5.3.1 and, subject to Clause 7.5.4 below, shall be payable by Customer in addition to the Price if CMC undertakes or commences performance of the additional services or work;

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7.5.4	upon notification by CMC of the Additional Charges pursuant to Clause 7.5.3.3, Customer shall within thirty (30) days notify CMC whether it still wishes for CMC to undertake the additional services or work connected with such Additional Charges and:

7.5.4.1	should Customer elect not to have such additional services or work undertaken, then notwithstanding any other provision in this Agreement CMC shall not be obliged to undertake such additional services or work and Customer shall not be obliged to pay such Additional Charges; or

7.5.4.2	should Customer elect to have such additional services or work undertaken then CMC shall perform the additional services or work and Customer shall be responsible for and pay the Additional Charges associated therewith which shall be deemed agreed between the Parties unless Customer notifies CMC in writing at the same time of its election to have the services undertaken that it disputes the value of the Additional Charges for that set of specific additional services or work whereupon (i) Customer shall explain the basis for its dispute; and (ii) until that dispute is resolved, either through agreement or pursuant to Clause 17, Customer shall continue to be obliged pay such Additional Charges in accordance with Clause 7.5.3.2 and (iii) once the dispute has been resolved if Customer has overpaid for the additional services or work CMC shall make a refund or credit of such overpayment or if Customer has underpaid Customer shall make a payment in a sum equal to the amount of the underpayment;

7.5.4.3	until Customer makes its election pursuant to Clauses 7.5.4.1 or 7.5.4.1, CMC shall not be obliged to commence any such additional services or work.

Milestones and Milestone Payments

7.6	Customer shall pay to CMC each individual Milestone Payment upon the achievement or occurrence of the Milestone Event applicable to the Milestone Payment. Each Milestone Event and its respective Milestone Payment is independent of achievement or occurrence of any of the other Milestones or payment of the other Milestone Payments CMC shall inform Customer upon the achievement of a Milestone as soon as practicable. Customer shall remit each Milestone Payment in immediately available funds to an account designated by CMC in accordance with the payment terms set out in Appendix 2. CMC shall be solely responsible for any and all taxes it incurs with respect to the Milestone Payments.

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Further Covenants

7.7	CMC shall keep accurate records pertaining to the expenditures it incurs for the Line 2 Expansion in sufficient detail to verify the accuracy of such expenditures and the use of the First Payment to offset them. In addition, CMC shall provide Customer with a final project financial summary indicating total incurred expenses for the Line 2 Expansion on or about August 30, 2011.

7.8	The Parties agree that on the date that Customer’s Forecast for Batches of Product reach 50% of CMC’s 3,000L scale capacity on an annual basis (which for clarity includes the Line 1 Suite and the Line 2 Expansion), (i) the Parties shall in good faith reassess the exclusivity obligations on each of them as to whether they continue to bind them, it being recognised that if the Parties are to agree any change in exclusivity then it must be a reciprocal change; and (ii) the Parties will in good faith commence planning and negotiations for further expansion of CMC’s manufacturing capacity in the CMC Facility.

7.9	CMC shall grant Customer the right, at Customer’s option and subject to prior agreements between CMC and Third Parties, to reserve and negotiate manufacturing capacity on a First Priority Basis in the Line 1 Suite and the Line 2 Expansion, upon thirty (30) days written notice from Customer to CMC of its intent to exercise such right(s).

Invoicing & Payment Terms

7.10	All invoices will be raised in U.S. Dollars and Customer agrees to pay all sums due hereunder in U.S. Dollars.

7.11	All Milestone Payments that become due during the term of this Agreement shall be paid by Customer to CMC in accordance with the payment terms stipulated in Appendix 2.

7.12	CMC will issue invoices in accordance with Clause 5.16, clause 7.5.3.2 or the provisions of Appendix Three (as applicable) save that:

7.12.1	in respect of all Batches where the thaw date is prior to July 2, 2012 the Price shall be invoiced as of the thaw date; and

7.12.2	in respect of all Batches where the thaw date is on or after July 2, 2012 the Price shall be invoiced as of the date of Delivery.

7.13	All invoices shall be paid by wire transfer to the following account:

[**] Bank

[**]

Routing & Transit #:              [**]

Account #:                              [**]

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Unless expressly stated in this Agreement or on an invoice to the contrary, all invoices are issued net and will, unless disputed in good faith and in writing according to Clause 7.17, be paid in full without any deductions, deferment or set off by Customer within thirty (30) Calendar Days of issue by CMC.

7.14	Customer shall pay to CMC, in addition to the Price, Additional Charges and the charges for the Raw Materials, a sum in respect of CMC’s storage of Raw Materials purchased by CMC for the Services (“Storage Cost”). CMC shall invoice Customer on a monthly basis for the Storage Cost incurred during the Services. The Storage Cost shall be, unless stipulated in Appendix One, calculated at the daily rate of $US$[**] per pallet per month.

7.15	Raw Materials costs for all Services may be invoiced to Customer up to sixty (60) calendar days in advance of the commencement of the applicable stage of the Services. The majority of incidental Raw Material costs will be estimates, either as associated with the scope of work to which they are relevant or as otherwise set out in Appendix Three. Customer acknowledges that the prices for Raw Materials will vary during the Term of this Agreement and the estimates in Appendix Three are non-binding. Raw Material costs for resins, media, filters, and assay kits will be invoiced on an item by item basis. Such invoices will be reconciled in a timely fashion, but at least once per Calendar Quarter.

7.16	Raw Materials may be invoiced to Customer up to sixty (60) calendar days in advance of the commencement of the applicable Stage of the Services. Such invoices will be reconciled in a timely manner, but at least once per Calendar Quarter.

7.17

All invoice disputes will be notified by Customer to CMC in good faith and in writing within ten (10) Business Days of the receipt of the invoice in question. Any such notification must include an adequately detailed explanation of the reasons why the invoice is disputed and the amount of the invoice disputed. To the extent that only part of the invoice is disputed, the undisputed portion shall be paid by Customer in accordance with Cause 7.10. Upon receipt of notice of a dispute, the Parties shall negotiate in good faith and seek to overcome the dispute in accordance with Clause 4.13. To the extent that the dispute is not resolved by the Parties within sixty (60) calendar days of original notification by Customer of the dispute, and only if Customer has withheld payment, then CMC shall be entitled to suspend the Services until such time as the dispute is finally resolved in accordance with Clause 17 and CMC shall have no liability to Customer for such suspension or delay in the Timeline and the Price (including any Additional Charges) for any Batches that are the subject of a Firm Order or a Semi-Binding Order which are delayed or cancelled as a result of the suspension shall become due and payable by Customer. For the purposes of this clause a dispute as to the amount of Additional Charges proposed by CMC under Clause 7.5 shall be governed by the terms of that Clause save that if Customer has withheld payment of Additional Charges, then CMC shall be entitled to suspend the Services until such time as the dispute is finally resolved in accordance with Clause 17 and CMC shall have no liability to Customer for such suspension or delay in the

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Timeline and the Price (including any Additional Charges) for any Batches that are the subject of a Firm Order or a Semi-Binding Order which are delayed or cancelled as a result of the suspension shall become due and payable by Customer.

7.18	CMC will invoice Customer $[**] for each domestic shipping event. CMC will invoice Customer $[**] for packaging and labeling of shipments for each international shipping event such sum increasing on an annual basis to reflect any increase in costs for such shipping event incurred by CMC in the preceding 12 month period and as may be notified to CMC for the future 12 month period.

Late Payments

7.19	If an undisputed invoice is not settled by Customer in full in accordance with this Agreement, CMC may, at its discretion, charge Customer, which Customer will pay, interest at a monthly rate of [**]% ([**] percent).

Payments due to Customer

7.20	Where any payment, credit or refund is properly due to the Customer under this Agreement, the Customer can elect to either:

7.20.1	have that amount refunded to it by CMC on 30 (thirty) calendar days notice; or

7.20.2	have that amount set-off against any further amount payable by the Customer under this Agreement or any future agreement the Parties enter into.

7.21	Where Customer elects to have an amount set-off against any further amount payable by the Customer under this Agreement and, subsequent to that credit, the Customer remains entitled to a payment, credit or refund, CMC shall refund that amount to the Customer within 30 (thirty) calendar days of CMC receiving notice from the Customer requesting CMC refund that amount.

8.	CUSTOMER AUDITS, REGULATORY INSPECTIONS & MATTERS

Customer Audits

8.1	Customer shall be entitled, without charge, to conduct one audit (a “Customer Audit”) of CMC’s Facility annually in respect of Product manufacture. A Customer Audit shall be arranged upon no less than 20 (twenty) Business Days notice. For clarity, a Regulatory Inspection (hereinafter defined) shall not be deemed a Customer Audit hereunder and shall not count against the annual cap permitted under this Clause 8.1.

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8.2	Additional Customer Audits may be conducted:

8.2.1	other than in accordance with Clause 8.2.2 on no less than 20 (twenty) Business Days’ notice subject to CMC’s consent and at a cost of $1500 (U.S. Dollars one thousand five hundred) per calendar day; and

8.2.2	for cause as soon as is reasonably practicable for the Parties each time the performance of the Services has encountered a serious and material difficulty, failure or obstacle, provided that Customer shall bear the costs of any such “for cause” audit unless such difficulty, failure or obstacle, as applicable, was due to CMC’s default or CMC’s breach of this Agreement or the Commercial Quality Agreement.

8.3	A Customer Audit shall last no longer than 2 (two) Business Days and may only be conducted during regular business hours. A maximum of 3 (three) named employees or consultants of Customer (the “Auditors”), all of whom must be subject to an enforceable confidentiality agreement with CMC no less stringent than the confidentiality obligations hereunder, may attend the Audit. During the Audit, the Auditors may under appropriate escort enter those permitted areas of CMC’s facility concerned with the Services for the sole purpose of observing and inspecting the performance of the Services and those records of CMC specific to or otherwise relevant for the Services (including qualification systems, water systems and environmental monitoring) subject to the following:

8.3.1	the Auditors will obey and adhere to the rules and regulations in place at CMC concerning health and safety, cGMP and customer confidentiality; and

8.3.2	the Auditors may not enter any prohibited parts of the CMC Facility.

8.3.3	Customer indemnifying CMC for the Auditor’s actions or omissions in accordance with Clause 12.

8.4	Customer will itself and shall ensure that (i) Customer’s Auditors conduct a Customer Audit efficiently and (ii) its Auditors will not take advantage of or use any information obtained or observed (by error or otherwise) during a Customer Audit which does not relate to the Services.

8.5	Customer may elect, at Customer’s expense, to have up to two persons in plant (“PIP”) during the performance of the Services subject to:

8.5.1	Customer reimbursing CMC at a rate of US$[**] per month for two PIP;

8.5.2	the PIP will obey and adhere to all rules, regulations and directions of CMC during their attendance at the CMC Facility including, but not limited to those concerning health and safety, cGMP and customer confidentiality and such PIP shall only have access to those areas of the CMC Facility actually concerned with the Services where acceptable under Applicable Laws and cGMP and while escorted by CMC personnel;

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8.5.3	the PIP may not enter any prohibited parts of the CMC Facility.

8.5.4	Customer indemnifying CMC for the PIP’s actions or omissions in accordance with Clause 12; and,

8.5.5	the other commercially reasonable conditions set out in any notice served by CMC; and,

CMC shall provide PIP with an appropriate workspace during the regular hours of operation. CMC shall, to the extent it does not disrupt or interfere in the timely provision of the Services, allow the PIP personnel to verify that all documentation and records solely applicable to the Product are complete and accurate, including that, but not limited to, raw materials and components are released, equipment is within calibration, and the final training has occurred with appropriate manufacturing personnel. CMC shall provide training and, where applicable, documented guidance to the PIP personnel as needed to comply with any specialized safety requirements of CMC. Generally, it is anticipated that each PIP will have access, as reasonably necessary, to all IB-1001 product data, records, meetings, and other information as necessary to fulfill his onsite responsibilities. CMC shall promptly respond in writing to Customer regarding any items of non-compliance identified by Customer, and shall develop a plan with Customer, reasonably satisfactory to Customer to promptly remedy such items of non-compliance, all in accordance with the Commercial Quality Agreement.

Regulatory Inspections

8.6	In addition to Customer Audits, CMC shall permit, upon reasonable notice and during reasonable times, a competent governmental or Regulatory Authority body to enter those areas of CMC’s Facility concerned with the Services for the sole purpose of observing and inspecting the performance of the cGMP Services and those records of CMC specific to the cGMP Services (each, a “Regulatory Inspection”). Such Regulatory Inspections are subject to:

8.6.1	the individuals representing such governmental or Regulatory Authority body obeying and adhering to the rules and regulations in place at CMC concerning health and safety, cGMP and confidentiality. To the extent it is able and permitted to, CMC will give Customer prompt notice of any impending Regulatory Inspection and provide copies of all responses and explanations relating thereto to the extent concerning the Product. CMC agrees to permit a Customer representative (a “Quality Representative”) to accompany the Regulatory Authority representative(s) during any Regulatory Inspection, provided that (i) Quality Representative obeys and abides by the rules and regulations in place at CMC concerning health and safety, cGMP and customer confidentiality; (ii) does not enter any prohibited parts of the CMC Facility; (iii) Customer indemnifies CMC for the Quality Representatives’ actions or omissions in accordance with Clause 12 and (iv) the Quality Representative shall only participate as an observer and be present only during those portions of the Regulatory Inspection that pertain to the Services.

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8.6.2	CMC being entitled to charge Customer for such visits at CMC’s then standard rates, other than where such visits are being conducted due to the fault of or breach by CMC (e.g., upon the issuance to CMC of a 483 warning letter in respect of its facility), in which case CMC shall not make any charge for the inspection.

8.7	During any Regulatory Inspections CMC shall provide reasonable assistance as requested by the relevant government or Regulatory Authority and shall promptly permit access to and (at Customer’s expense, if the Regulatory Inspection being conducted is Product-related) copy and verify records and reports in CMC’s possession, custody or control relating to the cGMP Stages of the Services.

Regulatory Filings and Standards

8.8	During the preparation for filing with any Regulatory Authority of any documentation which is or is equivalent to the Regulatory Authority’s Chemistry and Manufacturing Controls (“Authority Submission”) portion of applicable approval application, including any New Drug Application, Abbreviated New Drug Application (ANDA), Marketing Approval Application (MAA) or other approval, as the case may be, Customer shall provide CMC with a copy of the relevant Authority Submission portion as well as all supporting documents which have been relied upon to prepare the Authority Submission portion so as to permit CMC to verify that the Authority Submission portion accurately describes the work that CMC has performed and the manufacturing processes that CMC will perform pursuant to this Agreement. CMC shall provide Customer with its comments as soon as reasonably possible (and ideally within fifteen (15) Business Days (except with respect to Customer’s initial MAA submission, in which case CMC shall comment as soon as possible)) from receipt of the documents and thereafter shall provide any further comments as CMC discovers other relevant matters in the performance of the Services.

8.9	For clarity, the Parties agree that in reviewing the documents referred to in Clause 8.8 above, CMC’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by CMC. As such, CMC shall not assume any responsibility or liability for the accuracy of the filings with Regulatory Authorities; provided, that the foregoing shall not relieve CMC of its obligations to Customer with respect to the performance of the Services including delivery of accurate data (it generates) and reports. For clarity, the Parties agree that CMC shall at all times be responsible and liable for the accuracy of its own data that it generates and provides to Customer but shall not be responsible or liable for any interpretations it makes or for any conclusions derived by Customer or any Regulatory Authority in the application or use of such data. The sole responsibility of the preparation and filing of all regulatory documents with the Regulatory Authorities shall be borne by Customer. CMC shall promptly furnish Customer with a copy of all pertinent portions of all Regulatory Inspection reports issued by a Regulatory Authority and related correspondence to the extent the same relates to the manufacture of the Product.

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8.10	Customer shall provide to CMC:

8.10.1	all documents reasonably necessary or requested by CMC relating to any Regulatory Authority’s pre-approval inspection of CMC’s Facility, including but not limited to, development reports, Chemistry and Manufacturing Controls documentation and stability data; and,

8.10.2	at least twenty (20) Business Days prior to filing any documents with any Regulatory Authority that incorporate data generated by CMC, Customer shall provide CMC with a copy of the documents incorporating such data so as to permit CMC to verify the accuracy and regulatory validity of such documents as it relates to the CMC-generated data; and,

8.10.3	all Regulatory Inspection reports issued by a Regulatory Authority and related correspondence to the extent the same relates to CMC’s manufacture of the Product.

8.11	Customer shall ensure that all critical analytical methods supplied by or on behalf of Customer and used by CMC to accept Raw Materials from any source or to release Product from the CMC Facility (i) are certified by Customer to be appropriate for the intended use (e.g., cleaning verification, product release, in-process testing, and stability testing); (ii) are validated per current regulatory guidelines, Regulatory Obligations and laws; and (iii) are made available to CMC personnel. Periodic re-certification of methods of validation may be required in accordance with cGMP and shall be certified in accordance with this Clause 8.11 and be provided free of charge at Customer’s expense to CMC by Customer.

9.	WARRANTIES

Customer Warranties

9.1	Customer warrants and represents to CMC that:

9.1.1	to the best of its knowledge, Customer has the right to supply and deliver to CMC the Customer Materials (including the Cell Line provided by or on behalf of Customer where applicable) and the Customer Intellectual Property Rights and CMC has the right to use the same for the Services and the manufacture of Product;

9.1.2

any information provided by Customer to CMC regarding the Customer Materials and Cell Line is materially accurate and, to the best of Customer’s knowledge, the Cell Line provided by or on behalf of Customer and any Customer Materials are free from all contaminants (including without limitation virus, bacteria or other vectors) and if handled and used in strict

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accordance with the recommendations and guidelines provided by Customer to CMC in advance of receipt of the Customer Materials and Cell Line will not cause a health hazard or biohazard;

9.1.3	to the best of Customer’s knowledge, the use of any of the Cell Line, Customer Materials, and Customer Intellectual Property Rights, the Process and the manufacture of Product does not infringe any Intellectual Property rights of third parties;

9.1.4	the license of Customer Intellectual Property Rights to CMC for the Services is lawfully granted; and

9.1.5	to the best of its knowledge the Cell Line and Process provided by or on behalf of the Customer and Customer Materials are viable, adequate and suitable for the effective performance of the Services and manufacture of Product according to Specification and it knows of no reason (suspected or otherwise) why the Objective cannot be achieved or the Services successfully performed and the information supplied to CMC regarding the Cell Line provided by or on behalf of the Customer and Process is full and true in all reasonable and material respects; and

9.1.6	to the knowledge of Customer there is no claim, suit, proceeding or investigation pending or threatened against Customer or its Affiliates which might prevent or interfere with Customer’s or CMC’s performance under this Agreement.

CMC Warranties

9.2	CMC warrants and represents to Customer that:

9.2.1	to the best of its knowledge it has the necessary permits, facilities, third party contractors and skilled personnel that may be reasonably anticipated to be necessary of a biologics contract manufacturer for the provision of the Services to be provided hereunder;

9.2.2	all Deliverables shall be Delivered free of encumbrances or liens but for the avoidance of doubt no warranty is given in this Clause 9.2.2 in respect (i) non-infringement of third party Intellectual Property Rights, or (ii) freedom to use;

9.2.3	to the best of its knowledge, the CMC Intellectual Property Rights used in the Services do not infringe third party Intellectual Property rights except that no warranty is given to the extent that infringement arises due to the combination of CMC Intellectual Property Rights used together with the Cell Line, Process, Customer Materials and Customer Intellectual Property Rights but that CMC shall promptly notify Customer if it receives notice that its manufacture of Product infringes a third party Intellectual Property right;

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9.2.4	where Services are to be performed according to cGMP, CMC shall apply cGMP standards to the performance of those Services and perform the Services in accordance with the Commercial Quality Agreement;

9.2.5	the Product, when Delivered to Customer and released with a Certificate of Analysis by CMC, will conform to the Specification and cGMPs applicable to the Product;

9.2.6	to the knowledge of CMC there is no claim, suit, proceeding or investigation pending or threatened against CMC which might prevent or interfere with CMC’s performance under this Agreement;

9.2.7	no Product Delivered and released with a Certificate of Analysis by CMC pursuant to this Agreement will, at the time of such Delivery, be adulterated within the meeting of the Act;

9.2.8	Product Delivered and released with a Certificate of Analysis by CMC will have been stored, shipped or prepared for shipment by CMC up to the point of Delivery in accordance with all applicable cGMPs; and

9.2.9	CMC has a valid license to the CHEF1 Technology.

Mutual Warranties

9.3	Each Party warrants and represents to the other that:

9.3.1	it has the right and corporate authority to enter into this Agreement;

9.3.2	it shall obtain and during the Term maintain in force all appropriate permits and regulatory licenses required in connection with the handling, transport and storage of the Cell Line and Product;

9.3.3	it will promptly (and within 5 (five) Business Days if permissible under applicable law or stock exchange rules) notify the other Party in writing of any allegation of or misuse of or infringement of any third party Intellectual Property rights due to the handling, storage or use of the Cell Line, Customer Materials, Customer Intellectual Property Rights, CMC Intellectual Property Rights or manufacture of Product;

9.3.4	It is not debarred and has not and will not knowingly use in any capacity the services of any person debarred in subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992 or any comparable law of any foreign jurisdiction, as each may be amended from time to time and that each Party will notify the other immediately in the event of a change in such status known to the Party;

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9.3.5	Neither Party nor any of its Affiliates nor any member of their staff have been charged with or convicted under federal Laws, or other Applicable Laws, for conduct relating to the development or approval, or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any and all other relevant statutes, laws or regulations; and

9.3.6	Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by the Parties with the provisions hereof, shall (i) conflict with or result in a material breach of any provision of the certificate of incorporation or bylaws of a Party, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to a Party, or (iii) conflict with any material obligations or agreements of a Party to any person, contractual or otherwise.

Warranty Disclaimer

9.4	To the maximum extent permitted by the applicable law of this Agreement, except for those express warranties set out above, the Parties neither make nor give any other express or implied (whether by statute, custom or otherwise) warranties in relation to each of their respective obligations, duties or activities owed or performed under this Agreement and hereby exclude any other such express or implied warranty in respect of that subject matter.

10.	CONFIDENTIAL INFORMATION

10.1	In consideration of one Party (the “Disclosing Party”) making available its Confidential Information to the other (the “Recipient Party”), the Recipient Party hereby undertakes that it shall, and shall procure that each of its Permitted Recipients, shall:

10.1.1	treat and safeguard as private and confidential all the Confidential Information;

10.1.2	use the Confidential Information only during the Term for those purposes reasonably necessary for or anticipated under this Agreement and without prejudice to the generality of the foregoing, not use any Confidential Information to obtain any commercial advantage over the Disclosing Party;

10.1.3	ensure the proper and secure storage of all Confidential Information applying standards of care reasonably expected and no less stringent than standards applied to protection of Recipient Party’s own confidential information;

10.1.4

not at any time without the Disclosing Party’s prior written consent disclose or reveal, whether directly or indirectly, any of the Confidential Information to any person whatsoever except its Permitted Recipients, and then only on a limited need to know basis, who shall be informed by it of the confidential

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nature of the Confidential Information and of the confidentiality terms of this Agreement and for whom it hereby accepts full responsibility in the event that any such person shall breach the duty of confidence imposed upon them; and

10.1.5	not at any time have any discussion, correspondence or contact with any third party concerning the Confidential Information without the prior written consent of the Disclosing Party.

10.2	The obligations in this Agreement regarding Confidential Information do not apply to information:

10.2.1	which, at the time of its disclosure by the Disclosing Party, was wholly available to the public and could be obtained without reference to the Confidential Information by any person with no more than reasonable diligence;

10.2.2	which becomes generally available to the public after such disclosure otherwise than by reason of a breach of any of the undertakings in this Agreement or any breaches of confidence by the Recipient Party or its Permitted Recipients;

10.2.3	which is, at the time of such disclosure and as evidenced by the Recipient Party’s written records, lawfully already within its possession; or

10.2.4	to the extent that the Recipient Party or any of its Permitted Recipients is compelled to disclose the Confidential Information by law or by any stock exchange or other Regulatory Authority having jurisdiction over it or them (but, for the avoidance of doubt, only to that extent).

10.3	Other than the limited and restricted rights of use set out in this Clause 10 nothing in this Agreement intends to or has the effect of granting any right, title, license or interest in or to the Recipient Party or Permitted Recipients in respect of the Disclosing Party’s Confidential Information. All data directly generated in the performance of the Services that is not CMC IPR or does not incorporate any Intellectual Property of CMC shall be deemed Confidential Information of Customer and all other data shall be CMC Confidential Information, in each case subject to the provisions of Clause 10.2.

10.4

If the Recipient Party or any of its Permitted Recipients becomes aware of any misuse of the Confidential Information, compelled to disclose any Confidential Information in the circumstances described in Clause 10.2.4 of this Agreement or a breach or threatened breach of this Clause 10 occurs or becomes apparent, the Recipient Party shall inform the Disclosing Party in writing of such obligation or fact as soon as possible after it is informed, or becomes aware, of it and if possible, before any Confidential Information is disclosed, so that (if the Disclosing Party in its absolute discretion shall see fit) a protective order or other appropriate remedy may be sought. The Recipient Party agrees to assist and co-operate (and shall procure that each of its Permitted Recipients shall, as appropriate, assist and co-operate) in any action which the Disclosing Party may decide to take. The

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Recipient Party shall notify the Disclosing Party prior to each disclosure of Confidential Information if it is under any obligation which would or might compel it to disclose any Confidential Information and subsequent to such disclosure it shall not voluntarily assume any such obligation.

10.5	Except as otherwise provided for in this Agreement or otherwise required by law or administrative authorities, neither Customer nor CMC shall disclose any terms or conditions of the Agreement to any third party without the prior written consent of the other Party.

10.6	Upon termination or expiry of this Agreement or at the request of the Disclosing Party, the Recipient Party shall promptly return to the Disclosing Party any and all Confidential Information (including copies of documents, computer records and records on all other media) then in its possession or under its control except where such Confidential Information is covered under surviving license rights between the Parties. Notwithstanding the foregoing, the Parties may retain a single copy of any document contained the Disclosing Party’s Confidential Information solely for the purpose of determining the scope of the obligations under this Agreement.

10.7	The Parties acknowledge that they have received Confidential Information under other agreements between each other including [define agreements]. The Parties hereby agree that Confidential Information received under those earlier agreements may be used for the purposes of performing the Services under this Agreement.

10.8	The Parties acknowledge that each Party may make use of the other Party’s Confidential Information in any filing or response (whether oral or written) to a Regulatory Authority provided that each Party shall use its reasonable endeavours to seek confidential treatment of such Confidential Information by the applicable Regulatory Authority, including, without limitation, in the case of Customer filing any CMC Confidential Information concerning its regulatory dossier, the Customer filing such information under the confidential portion of that dossier.

10.9	The provisions of this Clause 10 shall survive termination or expiry of the Agreement.

11.	INTELLECTUAL PROPERTY

Pre-Existing Intellectual Property

11.1	Any Intellectual Property owned by a Party or licensed by a third party to a Party as of the Effective Date or before the commencement of the Services (“Pre-Existing IPR”) shall remain the sole and absolute property of the Party that owned or was licensed to use such PreExisting IPR. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall act as any assignment, license, or other transfer of the Pre-Existing IPR. The Pre-Existing IPR shall not be licensed to the other Party under this Agreement unless an express license is granted hereunder. Nothing in this Agreement affects the terms of the license granted by CMC to Customer under the Existing License Agreement.

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CHEF1 Technology

11.2	Notwithstanding anything to the contrary and without prejudice to the scope of the license granted under the Existing License Agreement, CMC shall own all right, title and interest in and to (a) the CHEF1 Technology; (b) any polynucleotides or vectors comprising all or part of CHEF1 Technology and any host cells transfected with such polynucleotides or vectors; and (c) all Intellectual Property Rights which are or become owned by, licensed to or otherwise controlled by CMC in any of (a) or (b); and (d) all improvements, developments or modifications to any of (a), (b) or (c) (collectively, “CHEF1 Property”).

11.3	For the avoidance of doubt, nothing in this Agreement grants, shall be deemed to grant or obligates or shall obligate CMC to grant, transfer or license, save in the case of licensing as required by Clause 5.17.2, any right, title or interest in the CHEF1 Technology or any Intellectual Property Rights in the CHEF1 Property or any parts thereof.

Customer’s grant of Intellectual Property License for the Services

11.4	The Customer hereby grants to CMC for the Term of this Agreement a non-exclusive, royalty-free, sub-licensable (but only to those persons permitted with Customer’s prior approval under Clause 2.5), limited license in respect of Customer Intellectual Property Rights and Customer IPR solely to the extent the same is required and necessary for the proper performance of the Services. This license:

11.4.1	does not prevent the Customer from granting a license to or making any use of its Pre-Existing IPR; and

11.4.2	terminates automatically upon the expiry or termination of this Agreement, whichever is the earlier.

Intellectual Property created in the course of the Services

11.5	Without affecting Clauses 11.1 and 11.2, all data, information and Intellectual Property newly generated by CMC exclusively in its performance of the Services and which is specifically related to the Product and not useful for general biologics manufacturing activities shall be owned by the Customer (“Customer IPR”). Notwithstanding anything to the contrary in the Letter of Agreement, this provision shall control the ownership of any Customer IPR developed during the term of the Letter of Agreement. CMC shall, provided Customer has paid all sums properly due and payable hereunder, assign to Customer, without the payment of additional compensation to CMC, the entire right, title and interest for the entire world in and to all Customer IPR, including without limitation all joint inventions with respect thereto.

11.6	All Intellectual Property other than Customer IPR generated under the Services shall be owned by CMC (“CMC IPR”).

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License to CMC IPR

11.7	CMC hereby grants to Customer a general, royalty free, sub-licensable, worldwide license to use CMC Intellectual Property Rights and CMC IPR (excluding any CHEF1 Property, which is governed by the Existing License Agreement) to the extent that the same is used for the exploitation of the Product or use of the Cell Line or Process to manufacture Product. Nothing in the foregoing shall permit Customer to make any disclosure of Confidential Information or CMC’s Know-How to a third party without the express prior written consent of CMC. This license does not prevent CMC granting a license to or making any use of CMC Intellectual Property Rights or CMC IPR.

Right to file for protection

11.8	Each Party may file patent protection on any Intellectual Property it owns in accordance with this Clause 11 and the other Party shall promptly upon request co-operate at the requesting Party’s reasonable expense, with any requests to assist or enable the Party’s protection including but not limited to signing and delivering documents and other information necessary for the valid application and prosecution of any such patent.

Party’s Names & Press Release

11.9	Except as otherwise provided for in this Agreement or required by any applicable law, regulation or order of an administrative agency or court of competent jurisdiction, neither Party shall use the name of the other Party or of the other Party’s Affiliates, directors, officers or employees in any advertising, news release or other publication except that CMC may identify Customer by name as a customer of CMC. The Parties will within 90 days of the Effective Date prepare a joint press release to announce the collaboration arising under this Agreement and any amendment to the text of any such press release shall require the prior written approval of the other Party, which shall not be unreasonably withheld.

12.	INDEMNITIES AND LIABILITY

CMC’s Indemnity

12.1

Except to the extent any of the following Claims (defined herein) are caused as a direct result of CMC’s material breach of this Agreement, negligence, or willful misconduct, Customer shall promptly indemnify and hold harmless CMC and each of its directors, officers, permitted subcontractors and Testing Laboratories and those employees and contractors of CMC introduced to Customer by CMC and involved in the manufacture and quality of the Product (the “CMC Parties”) against any and all losses, demands, claims, liabilities, damages, costs and expenses (including but not limited to, court costs and

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reasonable documented attorney’s fees and expenses together with any applicable taxes thereon) (collectively, “Claims”) that any of the CMC Parties may or have suffered as a result of the following:

12.1.1	any third party claim of infringement or alleged infringement or breach of any third party rights including Intellectual Property rights in CMC’s use of the Cell Line, Process, Customer Intellectual Property Rights, Customer Materials or the performance of the Services or manufacture of Product, except to the extent such infringement or breach is due to CMC Intellectual Property Rights and/or CMC IPR;

12.1.2	Customer’s material breach of any of its covenants, representations, or warranties under Clause 9.1 of this Agreement;

12.1.3	any third party claims resulting from the use, handling, distribution, marketing, safety or sale of the Product or Drug Substance including any derivative, conjugated form or formulation of the same;

12.1.4	any Recall other than one for which CMC is responsible pursuant to Clause 13.3;

12.1.5	any contamination or damage to CMC’s operations or Facility caused by the Cell Line or Customer Materials except to the extent such Cell Line and Customer Materials were not handled materially in accordance with the guidelines provided by Customer to CMC in advance of receipt of the relevant Cell Line and/or Customer Materials;

12.1.6	any use, handling, distribution, marketing, safety or sale of Product by a third party which was the subject of a Release for Further Processing in accordance with Clause 6.6;

12.1.7	Customer’s gross negligence, recklessness or willful misconduct in the performance of its obligations under this Agreement; or,

12.1.8	any acts or omissions of an Auditor, PIP or Quality Representative.

Customer’s Indemnity

12.2	Except to the extent any of the following Claims in this clause 12.2 are as a direct result of Customer’s material breach of this Agreement, negligence or willful misconduct, CMC shall promptly indemnify and hold harmless Customer and each of its directors and officers and those employees and contractors of Customer introduced to CMC by Customer and involved in the manufacture and quality of the Product (the “Customer Parties”) against any Claims that any of the Customer Parties may or have suffered as a result of the following:

12.2.1	third party claims caused due to Product at the time of Delivery failing to meet Specification where such Product was certified by CMC at the time to meet Specification;

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12.2.2	third party claims to the extent caused by CMC’s failure to manufacture Product according to cGMP (where such Product is released at the time of Delivery as meeting cGMP);

12.2.3	any third party claim of infringement or alleged infringement or breach of any third party rights including Intellectual Property rights by CMC to the extent such infringement is due to CMC’s use of the CMC Intellectual Property Rights in the performance of the Services;

12.2.4	CMC’s material breach of any of its covenants, representations, or warranties under Clause 9.2 of this Agreement;

12.2.5	CMC’s gross negligence, recklessness or willful and intentional misconduct in the performance of its obligations under this Agreement; or

12.2.6	third party claims of personal injury or property damage actually incurred by a third party caused by the use of Product Delivered and released by CMC under this Agreement with a Certificate of Analysis where such Product at the time of Delivery did not comply with the Certificate of Analysis, Specification or cGMP.

Indemnification Procedure

12.3	The Party (the “Indemnitee”) that intends to claim indemnification under this Clause 12 shall:

12.3.1	promptly, and in any event within fifteen (15) Business Days of it receiving notice of the Claim, threat or action, notify the other Party (the “Indemnitor”) in writing in general terms of the Claim, threat or action which has or has the potential to give rise to the Indemnitee seeking to rely on and claim the benefit of the indemnification together with notification of the Indemnitee’s intention to rely on such indemnity, provided that failure to give such notice shall not relieve the Indemnitor of its indemnification obligations except and only to the extent such failure actually and materially prejudices the ability of the Indemnitor to defend against such relevant Claims;

12.3.2	not prejudice any defense to the Claim or attempt to settle or compromise such claim;

12.3.3	shall comply with the procedure in Clause 12.3.1 except that nothing shall prevent it from complying with the procedural requirement of any proceedings which have been commenced;

12.3.4	subject to its other rights and obligations and compliance with the procedures set out in this Clause 12 permit the Indemnitor to have overall control of the conduct of the negotiations and the proceedings including any counterclaim;

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12.3.5	cooperate as reasonably requested by the Indemnitor, at the Indemnitor’s expense, in the conduct of such Claim (and any counterclaim); and

12.3.6	have the right (at the Indemnitor’s expense) to instruct independent counsel and participate in all proceedings and negotiations whether named or not as a party in the Claim or proceedings.

12.4	The Indemnitor shall promptly after notification of a Claim, appoint experienced and professional attorneys who will professionally and thoroughly defend and prosecute any Claim that gives rise to an indemnity claim under this Clause 12. If the Indemnitor does not act in accordance with its obligation under this Clause 12.4 the Indemnitee may, at the Indemnitor’s sole cost and expense, appoint its own experienced and professional attorneys to defend and prosecute such Claim and notwithstanding Clause 12.3.4, the Indemnitee will have full control and conduct of defending and prosecuting such Claim.

12.5	Notwithstanding any other provision in this Clause 12, the Indemnitor shall not settle or consent to an adverse judgement in any such Claim, demand, action or other proceeding that adversely affects the rights or interests of any Indemnitee or imposes additional obligations (financial or otherwise) on such Indemnitee, without the prior express written consent of such Indemnitee (such consent to be at the Indemnitee’s sole discretion).

12.6	The Parties shall promptly and in good faith discuss ways, whether by modifications to the Services or Product, licensing or otherwise to settle or overcome a Claim under the indemnities. In the event that formal legal proceedings are commenced the Parties shall use their best endeavours to conduct such discussions expeditiously. Notwithstanding the foregoing, if a Claim under an indemnity under Clause 12.1.1, 12.1.5 (but only if the claim includes Customer Materials) or 12.2.3 is made and the Parties do not reach a plan to settle or overcome the Claim or reasonably satisfy the concerns of the Indemnitee within 120 days (or such other period as may be reasonably agreed by the Parties to assess the situation) of notification under Clause 12.3.1, the Party to whom the indemnity claim has been made may, on 20 (twenty) Business Day’s notice in writing suspend or terminate the Services where a failure to do so could continue to increase that Party’s liability.

Insurance

12.7	Customer shall procure from a financially strong insurance carrier commercial general liability insurance including coverage for products and completed operations and contractual liability (including coverage for advertising and personal injury) with a combined single limit of no less than twenty million dollars ($20,000,000) per occurrence and twenty million dollars ($20,000,000) in the aggregate. Customer will maintain such insurance during the Term of this Agreement and for three (3) years after the last sale of Product. Upon reasonable request, Customer will deliver a certificate of insurance evidencing such coverage.

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12.8	CMC shall maintain, at its expense comprehensive general liability insurance and workers compensation insurance, including product liability insurance, in the amount of twenty million dollars ($20,000,000) per occurrence and twenty million dollars ($20,000,000) in the aggregate. All insurance required under this Agreement shall be maintained during the Term, and CMC shall from time to time provide copies of certificates of such insurance to Company upon reasonable request. Notwithstanding the preceding sentence, CMC shall be obligated to maintain product liability insurance obtained by it pursuant to this Clause 12.8 during the Term and after expiration or termination of this Agreement for a period three (3) years following the expiration date for the last lot of Product delivered hereunder. Upon reasonable request, CMC will deliver a certificate of insurance evidencing such coverage.

12.9	Each Party will provide the other Party with at least 30 calendar days’ written notice prior to non-renewal, termination or modification of their respective insurance coverage as described above.

Limitation of Liability

12.10	The parties represent and acknowledge that they have negotiated the terms of this Agreement and have reached agreement on the terms based on their own assessment of their own risks, liabilities and rewards in connection with this Agreement and the Product in addition to having had the benefit of professional legal advice and accordingly the Parties agree that without prejudice to the terms of Clauses 6.16 and 6.17, CMC’s aggregate liability to Customer for any loss or damage suffered by Customer, as a result of breach of this Agreement or of any other liability (including but not limited to negligence, misrepresentation or claim under the indemnities) in respect to any claim arising under this Agreement or in connection with the Services in a particular calendar year shall be limited to (a) at all times prior to Customer securing FDA and EMA approval of the Product, an amount equal to the greater of One Million US Dollars ($US1,000,000) or an amount equal to 1.1 times the total Price of the Services performed to date since the Effective Date subject to a maximum of thirty (30) million US Dollars, and (b) following Customer securing both FDA and EMA approval for the Product, an amount equal to the greater of (i) the total Price of the Services performed in the twenty-four (24) month period immediately preceding the event giving rise to liability subject to a maximum of thirty (30) million US Dollars or (ii) the amount recovered from CMC’s insurers under CMC’s insurance policy in respect of the loss to Customer so claimed but excluding any excess payable by CMC or sums recovered from CMC by or on behalf of the insurer. Customer shall be entitled to request CMC to increase its insurance premium to a reasonable sum in excess of CMC’s then current coverage provided that Customer shall, in advance, pay to CMC’s insurer in respect of CMC’s increase in coverage the premium associated with such increased insurance coverage. Notwithstanding the foregoing, CMC’s obligation to repay the Fund in accordance with Clause 7.2.2 shall not be subject to the limitation of liability set out above.

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12.11	Without prejudice to Clause 12.12, neither CMC nor Customer shall be liable for any loss or damage howsoever caused (even if foreseeable or in the contemplation of CMC or Customer) in respect of indirect, special or consequential damages or losses.

12.12	Nothing in this Agreement shall purport or attempt or serve to exclude or restrict any liability for (i) death or personal injury resulting directly from either Party’s negligence; (ii) liability for fraud or fraudulent misrepresentation; or (iii) any liability for breach of implied undertakings which cannot be excluded by contract such as, and without limitation, warranties as to title, or strict product liability.

13.	PRODUCT RECALL

13.1	Except as otherwise set forth in Clause 13.3 below, the costs and obligations with respect to any Recall of Product and handling enquiries and contacts from any Regulatory Authority relating to any Recall of Product shall be the responsibility of Customer. Customer shall notify all Regulatory Authorities having jurisdiction over Product (whether or not the issue arose in the jurisdiction controlled by the Regulatory Authority) of any Recall, and shall be responsible for coordinating all necessary activities regarding the action taken; provided, however, that nothing in the foregoing shall prevent CMC from making any notification to a Regulatory Authority with respect to the Product or a Recall. CMC shall, at Customer’s expense, provide all reasonable assistance to Customer in connection with any Recall. The Parties agree to keep each other advised of any Recall, the progress of undertaking any Recall, and to exchange copies of such documentation as may be reasonably required, to assure regulatory compliance with a Recall.

13.2	If either Party has reason to believe that any Product (whether the Product itself or particular batch(es)) should be Recalled, such Party shall promptly inform the other in writing, to also include the reasons and explanations for the Recall, prior to taking any such action. In addition, Customer shall give CMC prompt written notice of any Recalls that Customer believes were caused by or may have been caused by CMC’s failure to comply with its obligations under this Agreement.

13.3

If any Product is Recalled for safety reasons or due to a mandatory notification from a Regulatory Authority dictating the Recall and, in either case, such reasons are solely attributable to CMC’s failure to manufacture Product in accordance with cGMP and the terms of this Agreement (“CMC’s Manufacturing Failure”), then CMC shall, subject to Clause 12.10, reimburse Customer for all reasonable documented expenses actually and reasonably incurred by Customer in undertaking the Recall of those specific Products which are the subject of a Manufacturing Failure. Such payment shall be made within forty-five (45) Business Days of Customer providing CMC with an adequately detailed breakdown of such costs and responses to all requests for clarification by CMC with respect thereto. If such Recall is solely attributable to Customer’s actions or omissions, then Customer shall be responsible for all costs and expenses concerned with the Recall (“Customer Failure”). If the Recall is contributed to by both CMC’s Manufacturing Failure and Customer Failure then CMC shall be liable for a proportion of the reasonable

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documented expenses actually and reasonably incurred by Customer in undertaking the Recall of those specific Products to the extent caused by CMC’s Manufacturing Failure subject to the provisions of Clause 12.10. If either Party, acting in good faith, disputes that the Recall is:

13.3.1	due to safety reasons or mandatory notification from a Regulatory Authority dictating the Recall then the Parties shall mutually select a regulatory expert to evaluate whether the Recall was appropriate to address the safety reason or comply with the Regulatory Authority’s notice (as applicable); and/or

13.3.2	due to CMC’s Manufacturing Failure or Customer Failure (as applicable), then the Parties shall mutually select an independent laboratory to evaluate whether the Product is defective due to CMC’s Manufacturing Failure and/or Customer Failure; and,

the evaluation(s) by the regulatory expert and/or independent laboratory shall be binding on the Parties (other than where such decision is a Manifest Error) although the regulatory expert and/or independent laboratory shall not be empowered to determine the percentage of contribution, which percentage shall be determined by the Parties or, in the absence of agreement, pursuant to the dispute resolution mechanism under Clause 17. Any payment by CMC under this Clause 13.3 shall be Customer’s sole remedy for the Recall and Customer shall not be entitled to make any further claim against CMC in respect of Product that was the subject of the Recall under Clause 6. This clause is subject to the provisions of Clause 12.12.

13.4	In all circumstances other than those explicitly identified under Clause 13.3 Customer shall be responsible for all costs and expenses in undertaking any Recall.

14.	TERM AND TERMINATION

14.1	This Agreement shall commence on and have effect as of the Effective Date and will, subject to earlier termination in accordance with this Clause 14 or otherwise, continue for an initial term of six (6) years (the “Initial Term”). The term of this Agreement may be extended beyond the then current term for (a) further one-year periods (up to a maximum of four (4) years) provided the first notice is served during the Assignment Option Period in the event of an assignment in accordance with Clause 19.5 below, and (b) for a further two year period (“Additional Term”) provided that with respect to this subsection (b) only (i) Customer has at all times complied with all of its material obligations under this Agreement and (ii) Customer provides CMC with written notice to extend the current Term no less than twenty-four (24) months before the expiry of the Initial Term or more than thirty-six (36) months before the expiry of the Initial Term.

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Events of Termination

14.2	Either Party (“Non-Defaulting Party”) may terminate this Agreement before expiry of the Term with immediate effect upon prior written notice to the other Party (“Defaulting Party”) if:

14.2.1	the Defaulting Party fails to pay any sum properly due and payable under this Agreement within ten (10) Business Days of notice demanding payment served after expiry of the original payment term stipulated in Clause 7;

14.2.2	the Defaulting Party commits a material breach of its obligations under this Agreement and (i) if the breach is capable of remedy, fails to remedy it during a period of 20 (twenty) Business Days starting on the date of receipt of notice from the Non-Defaulting Party generally identifying the breach and requiring it to be remedied (ii) if the breach is CMC’s breach in the manufacture or performance of a Batch, CMC fails to commence manufacture of a replacement Batch within ninety (90) calendar days of receipt of notice from Non-Defaulting Party generally identifying the breach and requiring it to be remedied; or

14.2.3	the Defaulting Party is (i) generally unable to pay its debts as they become due; or (ii) has an administrator appointed or administration order made against it or an order for winding-up or dissolution made (otherwise than in the course of a bona fide reorganisation previously approved in writing by the Non-Defaulting Party) or liquidator appointed and such step is not withdrawn within sixty (60) calendar days.

it being recognised that for the purposes of this Agreement and, without limitation, the assessment of a material breach under Clause 14.2.2 or otherwise, the failure to manufacture Batches by CMC from time to time (including during a Supply Failure) shall not be deemed a material breach provided that CMC shall have during the Term with reasonable consistency (but for the occasional default) Delivered non-Defective Product to Customer in material compliance with its obligations hereunder, provided, that nothing in this Clause 14.2.3 shall serve to limit or in any way affect the determination of a Supply Failure in accordance with Clause 5.17.

14.3	Customer may terminate this Agreement for any reason and without breach upon the greater of (i) twelve (12) months written notice or (ii) the duration (in months) of all Firm Orders and Semi-Binding Orders then on order by Customer and in effect at the time of written notice to terminate.

14.4	Customer shall have the right to terminate this Agreement without breach in the event that CMC has any material permit or regulatory license permanently revoked thereby preventing the performance of the Services by CMC, which termination shall become effective on the date that is fifteen (15) calendar days from the termination notice.

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14.5	Customer shall have the right to terminate this Agreement without breach upon written notice served on CMC within fifteen (15) Business Days of the earlier of notice by CMC of an intended Competitor Change of Control Event or the occurrence of a Competitor Change of Control Event. For purposes of this Agreement, a “Competitor Change of Control Event” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale or other disposition of all or substantially all of the assets (including this Agreement) of the CMC Facility to a Competitor; (ii) a merger or consolidation of CMC into a Competitor, such that the Competitor shall be the surviving entity that owns or operates the CMC Facility, and in which the stockholders of the Competitor immediately prior to such transaction own, immediately after the transaction, more than fifty percent (50%) of the voting power of the surviving entity or its parent; (iii) a reverse merger in which a Competitor that owns or operates the CMC Facility is the surviving entity and the stockholders of such entity immediately prior to such reverse merger own less than fifty percent (50%) of the voting power of such entity or its parent immediately after the transaction; or (iv) an acquisition by a Competitor within the meaning of Section 13(d) or 14(d) of the Exchange Act of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of any entity that owns or operates the CMC Facility representing at least fifty percent (50%) of the voting power entitled to vote in the election of directors. A “Competitor” shall be those companies set forth in Appendix Four, which list shall be updated no more frequently than once annually on or before each anniversary of the Effective Date by the Joint Steering Committee acting in good faith and which list may not exceed more than five (5) companies. For clarity, this termination right does not apply to any other change of control event or for then unnamed competitors. Upon termination under this clause and provided that Customer is not in material breach of its obligations hereunder, CMC (or the surviving entity in the case of a merger) will not charge Customer for its personnel time in respect of Technology Transfer to a Third Party in accordance with Clause 15.

14.6	Customer shall have the right to terminate this Agreement for a Supply Failure by serving written notice prior to a Supply Reinstatement where there is no Supply Reinstatement within 12 months of the declaration of a Supply Failure.

Effect of Termination

14.7	Upon termination of this Agreement and subject to Clause 7.2.2, Customer shall pay to CMC:

14.7.1	payments due by Customer to CMC in respect of Services performed in accordance with the terms and conditions of this Agreement up to and including the day of such termination in full for all completed Services and for partially completed Services a sum calculated on a pro-rata basis having regard to the Price and any Additional Charges agreed for the cancelled Stages (fairly determined by the Project Team having regard to man hours, materials, profit element and irreversible commitments incurred by CMC), it being understood that any amounts payable by Customer hereunder shall either be made by Customer or reduced in accordance with those provisions set forth in Clause 7.2.2;

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14.7.2	other than where termination is by Customer pursuant to Clause 14.2.2 (for material breach by CMC), Clause 14.6 (Failure to Supply), a sum by way of liquidated damages:

14.7.2.1	in respect of Firm Orders and Semi-Binding Orders in existence at the date of termination, a payment calculated as the total Price (plus any Additional Charges agreed) in respect of all pending, outstanding and undelivered Batches that have not been Delivered at the time of termination, which Deliverables shall be Delivered to Customer in accordance with Clause 14.8; and

14.7.3	payments properly due and payable at the time of termination pursuant to Clauses 7.2, 7.11, 7.12, 7.14 and/or 7.19 and/or in accordance with the payment terms in Appendix Three.

14.8	Upon termination of this Agreement for any reason, provided the Customer has paid all sums outstanding and which are properly due and payable under this Agreement, CMC shall provide the Customer with all Deliverables then manufactured or generated and all transferable work in progress and all Product then manufactured. CMC shall not be obliged to transfer any materials pursuant to this Clause 14.8 until Customer has paid CMC all sums properly due and payable to CMC as of the date of termination of this Agreement. Batches that are in the process of being manufactured as of the effective date of termination under this Clause 14 shall not be cancelled without the mutual agreement of the Parties (unless termination is by CMC or Customer is in material breach of its obligations whereupon CMC can cancel such Batches), and this Agreement shall continue to survive with respect to those in-process runs.

14.9	By no later than the date on which the termination of this Agreement becomes effective, each Party will return to the other all Confidential Information in association therewith which it possesses or controls that belongs to the other, except that each may retain a copy in its law department solely for record keeping purposes to enable it to monitor compliance with its obligations hereunder and for no other purpose.

Survival

14.10

Termination or expiry of this Agreement for whatever reason shall not affect the accrued rights of either CMC or Customer arising under or out of this Agreement and all provisions which are expressed to survive this Agreement and the provisions of Clauses 6.6 (Product released for further processing), 6.12 to 6.18 (defects and latent defect handling), 7 9.4 (exclusion of warranties), 10 (Confidential Information), 11 (Intellectual Property, excluding clause 11.4 and, subject to 14.11 below, clause 11.7), 12 (indemnities and

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liability), 13 (Product Recall), 14.7 through to 14.11 (Consequences of Termination); 15 (Technology Transfer); 17 (Applicable law & jurisdiction) and 19 (General) shall survive termination or expiry and remain in full force and effect.

14.11	Provided that this Agreement has not been terminated for Customer’s breach or insolvency and Customer has paid all sums properly due and payable hereunder the license granted by CMC to Customer pursuant to clause 11.7 in respect of the CMC Intellectual Property Rights and CMC IPR shall survive the termination or expiry of this Agreement.

15.	TECHNOLOGY TRANSFER

15.1	Upon (i) termination or during the notice period regarding termination of this Agreement or the Services other than where termination is due to material breach by Customer, (ii) the occurrence of a Supply Failure, (iii) the occurrence of a Competitor Change of Control Event, (iv) the service of written notice during the Assignment Option Period in accordance with Clause 19.5 below or (v) on expiry of this Agreement, in each case provided that Customer is in material compliance with its obligations hereunder, Customer may by written notice to CMC seek assistance from CMC, and CMC shall provide reasonable assistance to Customer, with respect to the transfer to Customer or to another manufacturer of the then-current Process, as applicable, solely for the purpose of manufacturing Product (“Technology Transfer”). Following CMC’s receipt of such notice, the Parties will establish, in good faith, a schedule and plan for effecting such Technology Transfer and CMC will thereafter co-operate with Customer in implementing such plan subject to the provisions of Clause 15.2. As part of the Technology Transfer, CMC will, subject to Clause 15.2, make available for collection, subject to any applicable Regulatory Obligations, all Customer Materials, Cell Line and one copy of relevant documentation in CMC’s possession and (to the extent not previously delivered to Customer) generated pursuant to the Services up to the date of termination or expiry including Batch records, development reports and Process documentation.

15.2	The obligations on CMC in respect of the Technology Transfer shall (subject to Clause 7.2.2):

15.2.1	where triggered due to termination for a Supply Failure:

15.2.1.1	be exercisable by Customer within 12 months of the Supply Failure and once exercised for so long as necessary for Customer’s Third Party CMO to become licensed by the FDA and EMA; and,

15.2.1.2	require CMC to support the Technology Transfer by providing personnel on a reasonable basis for the 36 months following notice with the total FTE hours to be committed by CMC during that period to be determined in good faith (it being acknowledged that CMC will not be obliged to make available its personnel on full time secondments); and,

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15.2.1.3	not be charged by CMC other than for external costs incurred by CMC which shall be charged at cost; or

15.2.2	where triggered due to termination for a Competitor Change of Control Event:

15.2.2.1	be exercisable by Customer within 12 months of the Competitor Change of Control Event and once exercised for so long as necessary for Customer’s Third Party CMO to become licensed by the FDA and EMA; and,

15.2.2.2	require CMC to make a lump sum payment to IBI of $[**] USD; and,

15.2.2.3	require CMC to support the Technology Transfer by providing personnel on a reasonable basis for the 48 months following notice with the total FTE hours to be committed by CMC during that period to be determined in good faith (it being acknowledged that CMC will not be obliged to make available its personnel on full time secondments); and,

15.2.2.4	not be charged by CMC other than for external costs incurred by CMC which shall be charged at cost; or,

15.2.3	where triggered due to any circumstance other than under Clause 15.2.1 or Clause 15.2.2:

15.2.3.1	be exercisable by Customer for a maximum of 18 months from the date the Technology Transfer becomes operable according to Clause 15.1 above;

15.2.3.2	require CMC to support the Technology Transfer by providing personnel on a reasonable basis for the 36 months following notice with the total FTE hours to be committed by CMC during that period to be determined in good faith (it being acknowledged that CMC will not be obliged to make available its personnel on full time secondments); and

15.2.3.3	the Customer shall pay, in addition to all sums due hereunder (less any portion of the remaining Fund, if any, elected by Customer to be applied to CMC’s costs associated with Technology Transfer in accordance with Clause 7.2.2), CMC’s costs of co-operating with and providing Technology Transfer at a daily FTE rate of US$[**] (such rate to increase annually on the anniversary of the Effective Date in accordance with the published PPI C rate of inflation) and all costs incurred by CMC (other than personnel time) shall be charged at cost plus [**] handling fee.

15.2.4	require CMC to provide reasonable support to Customer and/or its Third Party CMO and respond to reasonable enquiries raised by the Customer and/or its Third Party CMO concerning a transfer of the actual technology used for the manufacture of the Product by CMC; and,

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15.2.5	not oblige CMC to transfer any CMC Know-How pursuant to this Technology Transfer until the Third Party CMO/Customer enters into a limited license and confidentiality agreement acceptable to and with CMC in order to protect CMC’s Know-How and Confidential Information at CMC’s reasonable discretion. Following the execution of such license and confidentiality agreement by such Third Party CMO/Customer, CMC shall promptly transfer the CMC Know-How to such Third Party CMO/Customer.

16.	FORCE MAJEURE

16.1	CMC shall not be held liable or responsible to Customer nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement or the Services to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of CMC or its permitted subcontractors including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labour disturbances, other substantial similar acts of nature, omissions or delays in acting by any administrative authority, government agency or other party (each, a “Force Majeure Event”). For the avoidance of doubt, a Force Majeure Event shall not include a lack of funds, bankruptcy or other financial cause or disadvantage.

16.2	CMC shall notify Customer in writing of any Force Majeure Event which prevents CMC from performing the Services, which notice shall contain CMC’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such Force Majeure Event. Upon cessation of the Force Majeure Event, and provided that this Agreement shall not have been terminated in accordance with this Clause 16.2, the Parties shall promptly resume performance under this Agreement as soon as it is commercially reasonable for to do so. If a Force Majeure Event continues for more than three (3) months after notice is served, and is adversely affecting the performance of this Agreement, each Party will have the right, on 30 (thirty) calendar days advance written notice not to expire before the three (3) month period, to terminate this Agreement. In the case of such termination, Customer will not have a right to reimbursement for any sums paid under this Agreement or any claim for damages as a result of the termination of the Agreement or non-performance of the Services. Customer shall account to CMC for any sums due under this Agreement in respect of Services performed up to and including the day of the first day of the Force Majeure Event giving rise to the termination when CMC has been unable to undertake the Services or any part thereof from that date, or from the date or termination where CMC has been able to undertake the Services or parts thereof notwithstanding the Force Majeure Event.

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17.	APPLICABLE LAW, JURISDICTION AND DISPUTE RESOLUTION

Applicable Law

17.1	This Agreement shall be interpreted and governed, and all rights and obligations of the Parties shall be determined, in accordance with the laws of the State of Delaware (regardless of choice of law provisions). The Parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended.

17.2	Before resorting to litigation, unless emergency relief is required by either party when either party shall be free to resort to litigation in accordance with Clause 17.4 below, the parties shall use their reasonable efforts to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this Agreement (or its construction, validity or termination) (a “Dispute”). If a Dispute cannot be settled through negotiations by appropriate representatives of each of the parties, either party may give to the other a notice in writing (a “Dispute Notice”). Within seven (7) calendar days of the Dispute Notice being given the parties shall each refer the Dispute to their respective Quality Representatives who shall meet in order to attempt to resolve the dispute. If within 30 (thirty) calendar days of the Dispute Notice the Dispute is not settled by the Quality Representatives the Dispute shall be referred to the Parties’ respective Chief Executive Officers who shall meet in order to attempt to resolve the dispute. If within 30 (thirty) calendar days of the Dispute Notice (i) the Dispute is not settled by agreement in writing between the parties or (ii) the parties have failed to discuss the Dispute or use good faith negotiations the provisions of Clauses 17.3, 17.4 and 17.5 below shall apply.

17.3	Any Dispute which cannot be resolved in accordance with Clause 17.2 shall be mediated through non-binding mediation facilitated by the International Chamber of Commerce (“ICC”) in accordance with Commercial Arbitration Rules and Mediation Procedures (including Procedures for Large, Complex Commercial Disputes) (the “ADR Rules”), except where that procedure conflicts with these provisions, in which case these provisions control. If the ICC is not in existence at the time of such dispute, the Parties shall agree upon a method for mediation or an alternate party to conduct mediation, as applicable. The mediation shall be conducted in New York, New York and shall be attended by an individual or individuals from each party with authority to resolve the dispute. For purposes of such mediation:

17.3.1.1	The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm mutually agreed upon by the Parties;

17.3.1.2	The Parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement, within ten (10) days of initiation of the mediation, the mediator shall be selected by ICC;

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17.3.1.3	The mediator shall confer with the parties to design procedures to conclude the mediation within no more than forty-five (45) days after initiation. Under no circumstances may the commencement of arbitration be delayed by more than forty-five (45) days by the mediation process specified herein absent contrary agreement of the Parties; and

17.3.1.4	Each Party agrees not to use the period or pendency of the mediation to disadvantage the other party, procedurally or otherwise save that the foregoing shall not prevent either Party taking any steps to preserve its rights or remedies in connection with the Dispute. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings. Notwithstanding anything to the contrary in this Clause 17.3.1.4, each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction or replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute, even though mediation has been commenced or completed.

17.4	Any Dispute that has not been resolved following the Parties undertaking the procedures outlined in 17.2 and 17.3 above shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the ICC as in force from time to time, which Rules are deemed to be incorporated by reference into this Clause 17.4. For the purpose of any such arbitration the Parties hereby agree that:

17.4.1.1	The number of arbitrators shall be one who shall be selected in accordance with Clause 17.5 below;

17.4.1.2	The seat, or legal place, of arbitration shall be New York, NY.

17.4.1.3	The language to be used in the arbitral proceedings shall be English;

17.4.1.4	The arbitrator shall decide the dispute in accordance with the laws of the State of Delaware;

17.4.1.5	The Parties will give conclusive effect to the arbitrator’s determination and award and that judgment thereon may be entered in any court having jurisdiction;

17.4.1.6	The Parties shall be permitted to pursue injunctive relief in a court of competent jurisdiction within New York, NY; and

17.4.1.7	nothing in this Clause 17.4 will prevent a Party from seeking interlocutory relief in the courts of appropriate jurisdiction provided in this Clause 17.4, pending the arbitrator’s determination of the merits of the controversy, if applicable to protect the Confidential Information, property or other rights of that Party;

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17.4.1.8	notwithstanding any provision of this Clause 17 or the relevant Rules of Arbitration of the ICC, CMC shall not be obliged to disclose to Customer or Customer’s attorneys, agents or representatives any details or information relating to its margins under this Agreement or any other agreement and where any information or documents relating to CMC’s profit or margins are provided to the Arbitrator. The Arbitrator shall keep all such details and information confidential and shall not disclose the same to Customer but shall use the information to determine whether or not, where such issue is a Dispute, CMC has calculated the correct Additional Charges or whether they should be amended up or down.

17.5	Upon the unsuccessful termination of mediation conducted in accordance with Clause 17.3 above, a Party shall notify the other Party that it wishes to proceed with arbitration of the Dispute. The Parties shall use commercially reasonable endeavours to mutually agree upon an arbitrator within ten (10) Business Days after receipt by the other Party of such notice. Should the Parties not agree upon an arbitrator within the ten (10) Business Day period, then the Parties or any one of them may immediately, by petition to the ICC, or its successor, request the appointment of three (3) persons, each of whom shall be qualified to serve as an arbitrator, and none of whom shall have any interest in or in any way affiliated with or related to any Party as a stockholder, officer, employee or agent of a relative of any such person. From the three (3) persons thus appointed, each Party shall, within fifteen (15) days after both Parties’ written receipt of such appointment, strike one (1) name, the Party who initiated the arbitration striking first. The remaining person shall act as an arbitrator. If any Party shall fail or refuse within the time provided to strike from the list of the three (3) persons appointed by the court as set forth above, the other Party shall proceed to strike the other arbitrator from said list. Notwithstanding and in addition to anything else contained in this Agreement, the arbitrator(s) shall be chosen from a class of disinterested experts qualified by education, training and//or experience to resolve the particular issue in dispute in an informed and efficient manner. By way of illustration and not limitation, if the issue in dispute pertains to how a transaction shall be treated under accounting principles, then the arbitrator(s) shall be a certified public accountant(s) with at least five (5) years experience, or, if the issue in dispute pertains to proper manufacturing procedures, then the arbitrator shall have at least five (5) years experience in business similar to that of CMC.

17.6	Any mediation or arbitration proceeding shall be conducted in complete confidence. The parties undertake not to disclose details of the Dispute or of the mediation or arbitration, as applicable, except to their professional advisers, and shall procure that their professional advisers do not disclose such details. The parties shall keep confidential and not use for any collateral or ulterior purpose all documents and materials relating to the Dispute, produced for, or arising in relation to, the mediation or arbitration except:

17.6.1	so far as is necessary to implement and enforce any agreement in writing settling a Dispute;

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17.6.2	as required by court order; or

17.6.3	otherwise as required by law.

18.	COMMERCIAL QUALITY AGREEMENT

18.1	Contemporaneously with the execution of this Agreement, or as soon as practicable after the execution hereof, the Parties will develop and agree upon a Commercial Quality Agreement, the format and content of which is to be agreed upon by the Parties from time to time during the Term, and which will to the extent practicable, reflect each Party’s obligations with respect to the quality of a medicinal product, including their respective obligations to Third Parties.

18.2	CMC shall provide a complete Certificate of Analysis for each Batch of Product supplied hereunder at the time of Delivery unless such Batch is the subject of Release For Further Processing, whereupon, CMC shall deliver a complete Certificate of Analysis in respect of such Batch following it having undertaken all applicable testing and it meeting the necessary criteria to qualify for a Certificate of Analysis.

18.3	CMC shall maintain complete and accurate documentation of all validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under cGMP or other Regulatory Obligations in connection with the supply of Product hereunder.

19.	MISCELLANEOUS

Amendment

19.1	Other than as provided for elsewhere in this Agreement, any modification, extension or variation of this Agreement (or any document entered into pursuant to or in connection with this Agreement) shall only be valid if it is in writing and signed by or on behalf of each Party to this Agreement. No modification or variation of this Agreement shall be valid if made by e-mail.

19.2	Unless expressly so agreed, no modification or variation of this Agreement shall constitute or be construed as a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under this Agreement which have already accrued up to the date of such modification or waiver, and the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except and only to the extent that they are so modified or varied.

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Assignment

19.3	Except as provided in Clauses 19.4, 19.5 and 19.6, no Party shall without the prior written consent of the other Party (such consent not to be unreasonably withheld) assign at law or in equity (including by way of a charge or declaration of trust), sub-license or deal in any other manner with this Agreement or any rights under this Agreement, or sub-contract any or all of its obligations under this Agreement, or purport to do any of the same. Any purported assignment in breach of this Clause 19.3 shall confer no rights on the purported assignee. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of termination of such assignment.

19.4	Customer shall be entitled upon giving written notice to CMC to assign its rights under this Agreement to any member of its Group provided that in assigning its rights Customer shall procure that the assignee shall assign those rights to a continuing member of its Group on ceasing to be a member of that Group. Any assignment made pursuant to this Clause 19.4 shall be subject to the following terms:

19.4.1	no assignment shall relieve Customer upon assigning its rights of any of its obligations under this Agreement; and

19.4.2	any assignment shall be made on terms that the assignee acknowledges that CMC may continue to deal exclusively with Customer in respect of all matters relating to this Agreement at all times unless and until the assignee notifies CMC in writing that it is exercising its rights as assignee.

19.5	CMC shall be entitled upon giving written notice to Customer to assign its rights under this Agreement to any acquiror of all or substantially all the assets of CMC (other than the sales and leaseback transaction in respect of buildings 2, 4 and 6 of the CMC Facility) concerning this Agreement or to any successor of CMC provided that no assignment shall relieve CMC upon assigning its rights of any of its obligations under this Agreement. The Parties further acknowledge and agree that, in the event this Agreement is assigned by CMC in accordance with this Clause 19.5, CMC shall provide written notice to Customer within fifteen (15) days of the effective date of such assignment and for a period of 130 days thereafter (the “Assignment Option Period”), Customer will have the irrevocable option, but not the obligation, to, upon written notice to CMC at any time within the Assignment Option Period (i) initiate Technology Transfer in accordance with the provisions of Clause 15 above, and (ii) extend the term of this Agreement beyond the then current term for further one-year periods until such time as Customer is duly licensed in all relevant markets.

19.6

Customer shall also be entitled upon giving written notice to CMC to assign its rights under this Agreement upon the occurrence of either (i) the exercise by Customer of its drag along rights or (ii) the exercise by Ipsen Pharma, S.A.S. (“Ipsen”) of its Call Right, in each case pursuant to the terms of that certain Second Amended and Restated Stockholders Agreement by and among Customer, Ipsen and the Stockholders identified therein dated as

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of January 20, 2010, as the same may be amended, provided that such assignee agrees to be bound by the terms of this Agreement. No assignment under this Clause 19.6 shall relieve Customer of responsibility for the performance of any obligation that accrued prior to the effective date of termination of such assignment.

Entire Agreement

19.7	Except for those provisions of Letter of Agreement which are expressed to survive, this Agreement supersedes and replaces the Letter of Agreement. This Agreement, and the documents referred to in it, constitutes the entire Agreement and understanding of the Parties and supersedes any previous agreement between the Parties relating to the particular subject matter of this Agreement. For the avoidance of doubt, the terms of the Clinical License Agreement, Existing Supply Agreement and the Existing License Agreement are not superseded by the terms of this Agreement and shall continue in full force and effect until such agreements expire or are terminated in accordance with their terms. If any term of this Agreement conflicts with any term of the Commercial Quality Agreement, the conflicting term of this Agreement shall prevail unless otherwise stated in the Commercial Quality Agreement.

Waiver and amendment

19.8	In no event will any delay, failure or omission (in whole or in part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, be deemed to be or construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

Severability

19.9	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. The Parties agree, in the circumstances referred to in this Clause 19.9 to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision. The obligations of the Parties under any invalid or unenforceable provision of this Agreement shall be suspended while an attempt at such substitution is made.

Notices

19.10

Any notice or other communication given or made under this Agreement shall be in writing and in English and signed by or on behalf of the Party giving it and shall be served by hand, delivering it or sending it by prepaid recorded or special delivery post or prepaid international recorded airmail, to the address and for the attention of the relevant Party set

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out in this Clause 19.10 (or as otherwise notified by that Party hereunder). Any such notice shall be deemed to have been received:

19.10.1	if hand delivered or sent by prepaid recorded or special delivery post or prepaid international recorded airmail, at the time of delivery;

19.10.2	if sent by post (other than by prepaid recorded or special delivery post), 5 (five) calendar days from the date of posting; or

19.10.3	if sent by airmail (other than by prepaid international recorded airmail), 5 (five) calendar days from the date of posting;

Provided that if deemed receipt occurs before 9.00 a.m. on a Business Day the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs after 5.00 p.m. on a Business Day, or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

The addresses of the Parties for the purposes of this Clause 19.10 are:

CMC

22021 20th AVENUE SE, BOTHELL, WA, USA 98021

For the attention of: President

Customer

28202 Cabot Road, Suite 300, Laguna Niguel, CA 92677

For the attention of: Chief Financial Officer

Or such other address as may be notified in writing from time to time by the relevant Party to the other Party. Any such change to the place of service shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

Counterparts

19.11	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement is not effective until each Party has executed at least one counterpart.

No partnership or agency

19.12	Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties or to authorize either Party to act as agent for the

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other, and no Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power). Each Party is entering into this Agreement as principal not agent, and may not enforce any of its rights under or in connection with this Agreement for the benefit of any other person.

Parent Guarantee

19.13	CMC Luxembourg S.a.r.l (“Parent”) will in all respects:

19.13.1	and subject to the limitation of its liability being equal to the maximum cap on liability of CMC to Customer as set forth in Clauses 12.10 and 12.11 less any liability of CMC to Customer, that Parent during the Term shall not transfer all or substantially all of the assets of CMC to an affiliate of the Parent without assigning the burden of this Agreement to that same affiliate or itself; and:

19.13.2	shall guarantee CMC’s obligation to repay the Fund pursuant to its obligations under Clause 7.2.2;

it being acknowledged that this guarantee is (i) unconditional, (ii) binding on Parent’s successors and assigns, and (iii) enforceable by Customer, its successors and assigns and shall survive the termination of this Agreement.

19.14	If, at any time, either Party shall breach or threaten to breach or violate in any manner any of its obligations set forth in Clauses 2.8, 10 or 11, the non-breaching party shall be entitled to seek equitable relief by way of injunction in addition to, but not in substitution for, any and all other relief to which such Party may be entitled at law or in equity.

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THIS AGREEMENT has been executed by or on behalf of the Parties on the date at the top of this Agreement.

Signed on behalf of CMC ICOS Biologies, Inc. by		) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
Name: Position:	/s/ G. MAHLER PRESIDENT & COO
Signed on behalf of INSPIRATION BIOPHARMACEUTICALS, INC. by
Name: Position:	/s/ Andrew J. Grethleih EVP & COO
CMC Parent hereby agrees to be bound solely by Clause 19.3 Signed on behalf of CMC Luxembourg S.a.r.l by
Name: Position:	/s/ [Illegible] Chairman

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APPENDIX ONE

Cell Line details

The WCB held by CMC referenced as F90W01 (the lot number is 08-0009

The MCB held by CMC referenced as F90M01 (the lot number is 06-0041)

Drug Substance Specification

Specifications:

Test	Test Method Number	Parameter Monitored	Release Acceptance Criteria
Concentration by UV1	TME-0131	Quantity	2.5 mg/mL ±0.3 mg/mL

Size Exclusion HPLC (presence of calcium)	TME-0387	Purity	> 93% Main Peak < 5% Pre Peak

Reversed Phase HPLC	TME-0343	Purity	Report % Peak A and % Peak B Total % Peak A + % B > 95%
		Identity	Retention Time Ratio of Peak B 0.95 – 1.05

Visual Appearance	TME-0007	Appearance	Clear, Colorless May contain a Few Particles

Osmolality	TME-0008	Physicochemical Properties	335 ± 50 mOsm/kg

pH	TME-0004	Physicochemical Properties	6.8±0.3@25°C

Insulin	TME-0435	Purity	< 0.5 ng/mg

Glycan Analysis / % Tetra Sialylated Species	TME-0417	Quality	≥ 33%

Residual Host Cell Protein (CHOP)	TME-0123	Purity	< 100 ng CHOP equivalents/mg protein

Residual Host Cell DNA	Vendor	Purity	< 100 pg/mg

Endotoxin	TME-0003	Safety	< 5.0 EU/mg

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Test	Test Method Number	Parameter Monitored	Release Acceptance Criteria
Bioburden	TME-0002	Safety	≤ 2 CFU/mL TAMC ≤ 2 CFU/mL TYMC

NAPTT Clotting Time	Vendor	Safety	> 150 seconds clotting time

[1]	Extinction coefficient for TME-0131 is 1.34.

Services that may be sub-contracted comprise (i) Raw Materials testing (ii) currently outsourced (as of the Effective Date) QC quality controlled matters/activities

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APPENDIX TWO

Milestones & Milestone Payments

Milestone Event	Milestone Payment (US$)	Payment Terms
January 3, 2011	US$[**]	Paid

CMC has shut down its facility in order to commence the Line 2 Expansion project	US$[**]	Paid

Earlier of August 20, 2011 or date of Vial thaw for the first shakedown run performed following recommissioning of the Facility	US$[**]	Net thirty (30) calendar days of the relevant event

The Parties acknowledge that Customer has paid CMC the aggregate amount of US$[**] in settlement of the First Payment (as defined in the Letter of Agreement), the US$[**] due under the Letter of Agreement section defined as the Execution of Commercial Supply Agreement by reference to (i) (completion of the conformance lot), the US$[**] due under the Letter of Agreement section defined as the Execution of Commercial Supply Agreement by reference to (ii) (January 3, 2011) and the US$[**] due under the Letter of Agreement section defined as the Execution of Commercial Supply Agreement by reference to (iii) (shutdown).

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APPENDIX THREE

Price

The following prices will be administered and adjusted in accordance with Section 7 of this Agreement.

(Note: all prices are subject to an annual price index increase)

Price per Batch that is subject to the Forecast (but not an Additional Order)

Batch Pricing for the period 2011-2013: pricing terms (not including materials and supplies and resins) based on thaw date and date of Firm Order for the relevant Batch:

Batches thawed before July 1 2012 for 2012 Firm Orders: $[**] per Lot*

Batches thawed on or after July 2 2012 and delivered to 2012 Firm Orders: $[**]* per Lot

Batches thawed on or after July 2, 2012 and delivered to 2013 Firm Orders: $[**]* per Lot

*	Reflects Discount

Minimum Amount

Should the total number of Firm Orders being the subject of a Purchase Order placed in any given Year be less than twelve (12), then the price for each Batch ordered in that Year shall, notwithstanding the prices set out above be adjusted upwards as set forth below:

# batches	2012* US$ (000’s)		Total value US$ (000’s)		2013 US$ (000’s)		Total value US$ (000’s)
12	[**	]	[**	]	[**	]	[**	]
11	[**	]	[**	]	[**	]	[**	]
10	[**	]	[**	]	[**	]	[**	]
9	[**	]	[**	]	[**	]	[**	]
8	[**	]	[**	]	[**	]	[**	]

<8 Price to be calculated according to clause 5.12

*	to be prorated with batches produced prior to July 1st, 2012

Unit Pricing for the period 2014-2016: pricing terms (not including materials and supplies and resins):

First five (5) million IU per Lot supplied at $[**]/IU

Next five (5) million IU per Lot supplied at $[**]/IU

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Next five (5) million IU per Lot supplied at $[**]/IU

All IU per Lot in excess of fifteen (15) million IU supplied at $[**]/IU

Price per Additional Batch

Shall be determined according to CMC’s then current list price per batch, which as of the Effective Date is US$[**]

Payment Terms (for all other monies due under this Agreement for which payment terms are not expressly identified in Clause 7)

•	30 days net of invoice date.

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APPENDIX FOUR

Initial Competitor List

Baxter International Inc

Novo Nordisk AS

Biogen Idec Inc

Bayer AG

Pfizer Inc

Commercial Supply Agreement – JUNE 2011	78

AMENDMENT 1

TO COMMERCIAL SUPPLY (MANUFACTURING SERVICES) AGREEMENT

BETWEEN

CMC ICOS BIOLOGICS, INC. (“CMC ICOS”) AND INSPIRATION

BIOPHARMAEUTICALS, INC. (“Inspiration”)

dated June 17, 2011 (the “Effective Date)

Date of Amendment: 29 Sept., 2012

WHEREAS, CMC ICOS and Inspiration entered into a Commercial Supply (Manufacturing Services) Agreement, effective June 17, 2011, as amended (the “Agreement”); and

WHEREAS, by executing this Amendment Inspiration makes a commitment to pay for Manufacturing Capacity and other Services, and CMC ICOS reserves such Manufacturing Capacity for Inspiration; and

WHEREAS, CMC ICOS and Inspiration have executed this Amendment for the purpose of setting forth such terms and conditions.

NOW, THEREFORE, the Parties agree as follows:

Any defined term used herein that is not defined herein has the definition ascribed to such term in the Agreement.

I.	Product

“Product” means Recombinant Human Blood Coagulation Factor IX

II.	Scope of Services

Attached as Appendix A

III.	Timing

Attached as Appendix B

IV.	Price and Payment Terms

Attached as Appendix C

Amendment 1	- 1 -	Confidential

IN WITNESS WHEREOF, this Amendment No. 1 has been executed by the Parties hereto through their duly authorized officers as of the Effective Date.

INSPIRATION BIOPHARMACEUTICALS, INC.		CMC ICOS BIOLOGICS, INC.

By:	/s/ Neil Schauer	By:	/s/ illegible
Neil Schauer

Date:	29 Sept. 2012	Date:	Oct. 11, 2012

Amendment 1	- 2 -	Confidential

FACTOR IX

APPENDIX A

SCOPE OF SERVICES

Objective

The objective of this amendment is to develop, implement and validate a process operation to reduce the levels of HCP present in the Factor IX API. This amendment includes three parts:

Stage 1:	Bench scale development, optimization and characterization of a new process operation

Stage 2:	Method validation/re-validation to support new in-process testing

Stage 3:	Implementation and Validation of new process operation into GMP manufacturing

Assumptions

The activities shown in the attached timeline will be re-set (day-for-day) when work on HCP reduction is re-started upon the signature of this amendment

If in the course of development and implementation the scope of work deviates significantly from the scope outlined below, a new amendment will be prepared or the work will be charged as out-of-scope

Out-of-scope work associated with HCP reduction and not covered as part of this amendment or covered in a superseding amendment will be charged at $XXX/hr

The goal of the work is to develop a new downstream process that results in:

A process that results in API with HCP of less than approximately 50 ng/mg

No impact to product quality as measured by API release assays

Minimum impact to yield and validated state of process

The immunoblot will not be run at CMC and will not be used for product release

Silver Stain gels will be considered characterization assays; these methods will not be validated

Amendment 1	- 3 -	Confidential

Stage 1 – Bench scale development, optimization and characterization of a new process operation

Objective

The objective of this Stage is to develop a modified downstream process that results in:

A process that results in API with HCP of less than approximately 50 ng/mg

No impact to product quality as measured by API release assays

Minimum impact to yield and validated state of process

After development of the modified process, a bench scale model will be qualified and the modified process characterized

Prerequisites and Assumptions

Work that has already been completed is summarized in the Work Scope below

It is assumed that the modified downstream process (called A03) that will be implemented and validated will include the implementation of a new HIC column that will be operated in bind-elute mode with the elution being a step elution

If the modified downstream process requires additional changes beyond the HIC column, development of these additional changes will be considered out-of-scope

If additional Characterization Studies not outlined below are required the studies will be considered out-of-scope

See attached timeline and associated assumptions for outline of timing of execution of this work (Appendix B)

Scope of Work

The Scope outlined below is a high level non-inclusive summary of work that has been completed to-date

Explore options for reducing HCP level through exploratory bench scale development work including:

Harvest Clarification (filtration): Reduction of HMW impurities with a modified clarification filter train. Specifically, replace CUNO filters with Millipore X0HC.

Hydrophobic Interaction Chromatography and Membrane technology: Flow through mode of operation for removal of HMW impurities, with high product yield (>90%) and ease of incorporation into the process

Tangential Flow Filtration: Size-based separation of F90 from HMW impurities using TFF with High product yield (>90%).

Process Optimization for the HIC membrane based on preliminary work.

Evaluate alternate salts and salt concentrations for promoting HIC binding

Determine appropriate membrane/filter capacity

Execute TFF experiments subsequent to HIC filtration to ensure salt solution does not negatively impact product during formulation step

Column Chromatography Alternate Collection/ Pooling

Evaluate alternate elution collection or pooling strategies on the three chromatography columns

Amendment 1	- 4 -	Confidential

Combine alternate collection or pooling strategies with and without the HIC membrane

Evaluate revised wash steps for IEX1 and IEX3

Evaluate additional wash steps for IEX1 and determine impact on HCP levels in IEX1 eluate

Develop new IEX3 wash strategy:

Load column in absence of calcium

Perform salt wash

Elute Factor IX with Calcium

Determine impact to HCP levels in eluate and confirm no product quality impact

Evaluation of Different Separation Technologies

Compare advantages of resins vs. membranes, and flowthrough vs. elution strategies

Screen three alternate HIC ligands (one phenyl and two butyl)

Further evaluate phenyl resin and one butyl resin in bind-elute mode

Evaluate impact of different salt types, and salt concentrations on column performance

Evaluate gradient vs. step elution options

Based on development work completed to-date, the modified process is assumed to consist of the implementation of a HIC column that will be operated in bind-elute mode with the elution being a step elution. Using this base new process, complete one full bench scale run (the “pre demo run”) where the modified process is executed from start-to-finish (IEX1 through TFF)

The Scope outlined below represents the remaining bench scale work required to complete development, characterization, implementation and validation of the modified process

Unit Operation optimization and Process Lock-in

Perform series of DOE studies on the new HIC column unit operation

Optimize operation to minimize yield loss and maximize HCP removal

Evaluate loading

Evaluate salt concentration used for step elution

Evaluate peak collection criteria

Confirm no impact to product quality

Bench Scale Demonstration Runs

Execute four bench scale demonstration runs under the optimized process conditions both prior to and during at-scale process validation runs. Latter demonstration runs are included to evaluate other feedstreams and/or to provide linkage between bench scale and at-scale operations

Demonstration runs will start at IEX1 or, if material is available, will start at the HIC step using material from IEX3 collection pool

The bench scale demonstration runs will consist of the new HIC column, followed by UFDF. The runs will be conducted at the setpoints or selected range limits which were determined by process development and which are transferred to manufacturing for scale up.

Amendment 1	- 5 -	Confidential

Bench Scale Model Qualification

Develop and approve Bench Scale Model Qualification Protocol for the HIC step

Three runs will be performed in DPD with the same setpoints as used at-scale

Material for the Qualification will come from at-scale manufacturing (e.g., IEX3 collection pool)

Draft and approve Bench Scale Model Qualification Report

Bench Scale Process Characterization

Develop and approve Characterization Protocol

Using the Qualified Bench Scale Model, perform Process Characterization studies on the bench scale using a DOE strategy for new HIC column unit operation

Characterization parameters are to-be-determined but may include:

•	Column loading

•	Salt concentration

•	pH

Full and fractional factorial designs will be considered

Characterization studies will include analysis of HCP levels as well as product quality analysis via SE-HPLC, RP-HPLC and N-linked glycan analysis

Draft and approve Characterization Summary Report summarizing results of process characterization. The approved Executive Summary of this report is a required prerequisite for at-scale Process Validation

Stability Validation of New High Salt Feedstreams (HIC Load & Eluate)

HIC load and elution samples from representative small-scale or large scale runs will be evaluated for stability against aggregation and/degradation

Data will be used to support intermediate hold times in Manufacturing

Resin Cleaning and Lifetime Validation (15 cycles)

An HIC cycling study, plus blank runs, will be performed to validate resin cleaning and reuse

Data will be used to validate maximum number of cycles for Manufacturing

Viral Clearance Validation

The HIC step will not be validated as a virus reduction step

Viral clearance of the nano-filtration step will be re-validated for the new high salt feedstream

Deliverables

•	Bench Scale Model Qualification Protocol (client approval not required)

•	Bench Scale Model Qualification Report

•	Bench Scale Characterization Protocol (client approval not required)

•	Bench Scale Characterization Report

Amendment 1	- 6 -	Confidential

Stage 2 – Method validation/re-validation to support new in-process testing

Objective

The objective of this Stage is to validate and/or re-validate all analytical methods required to support the modified downstream process

Prerequisites and Assumptions

•	It is assumed that the modified downstream process (called A03) that will be implemented and validated will include the implementation of a new HIC column that will be operated in bind-elute mode with the elution being a step elution

•	If additional methods not outlined below need development, qualification and/or validation the work will be considered out-of-scope of this Amendment

Scope of Work

•	Re-validate HCP test method TME-0488 (F90 specific HCP ELISA) with additional background matrices to enable testing of HCP levels for HIC eluates

Develop a sample preparation procedure for samples in a high salt matrix so that they are suitable for assay in the HCP assay

Validate the HCP assay for use at the HIC step

Re-validate the assay for the BDS (API) step; this is required to validate new dilutions that are necessary in order to assay for the lower HCP levels that are achieved in the new downstream process

•	Re-validate bioburden test method with additional background matrices to enable testing of bioburden levels for HIC eluates

•	Re-validate endotoxin test method with additional background matrices to enable testing of endotoxin levels for HIC eluates

Amendment 1	- 7 -	Confidential

Stage 3 – Implementation and Validation of new process operation into GMP manufacturing

Objective

The objective of this Stage is to implement the modified downstream process into at-scale manufacturing, initiate GMP manufacturing and complete Process Validation

Prerequisites and Assumptions

•	The initial at-scale implementation of the modified downstream process included the implementation of a HIC flow-through membrane filter (Engineering run 12-20) and the combination of the HIC membrane filter with a reduced pooling of IEX3 fractions (Engineering run 12-30). These runs demonstrated that the HCP levels in the API would not meet the targeted level of 50 ng/mg. Thus, it is assumed the HIC membrane filter will not be part of the modified process

•	It is assumed that the modified downstream process (called A03) that will be implemented and validated will include the implementation of a new HIC column that will be operated in bind-elute mode with the elution being a step elution

•	Prerequisites for the initiation (thaw) of a GMP batch are outlined in the Scope of Work below

•	Prerequisites for the initiation (thaw) of the Process Validation campaign are outlined in the Scope of Work below

•	It is assumed that data only from Line A will be used to validate the modified process. The validation of Line B is not within the scope of this amendment

•	See attached timeline and associated assumptions for outline of timing of execution of this work (Appendix B)

Scope of Work

•	Implement HIC membrane flow-through filter into at-scale Engineering run (note: this work was completed as part of Engineering Run 12-20 and Engineering Run 12-30)

Develop draft batch records & operational implementation plan

Executed Engineering Run 12-20: Implement HIC filter into downstream process

Executed Engineer Run 12-30: Combine reduced fraction pooling from IEX3 with the implementation of the HIC filter

Performed parallel scale-down studies on the bench scale

Performed analytics for load, flow through and strip (ELISA and SDS-PAGE) and shipped material for immunoblot

•	Implement modified downstream process developed on the Bench Scale into at-scale Engineering run

The batch price for the Engineering batches are not within the scope of this amendment

Develop draft batch records and operational implementation plan for the implementation of a modified wash step for IEX3. Batch records have been developed but the process change will not be implemented

Amendment 1	- 8 -	Confidential

Develop draft batch records and operational implementation plan for the implementation of a new HIC column that will be operated in bind-elute mode with the elution being a step elution

Execute Engineering Batch

Perform the standard set of analytics on the Engineering Batch that is normally performed during GMP manufacturing

Execute additional Engineering Batches until the initiation of GMP manufacturing

If the modified downstream process requires changes prior to initiation of GMP manufacturing, the implementation of the additional changes will be considered out-of-scope

•	Implement modified downstream process for GMP manufacturing

The following are prerequisites prior to thaw for a GMP manufacturing batch:

QST revised and approved

A minimum of one bench-scale demonstration run completed where the modified process is executed in entirety on the bench scale and the results are back from the analytical analysis (minimally, testing of the API for HCP, SDS-PAGE, SE-HPLC, RP-HPLC, and N-linked glycans)

Master Batch Records (MBRs) may be approved in a rolling fashion

Materials are on-site and released

Test Methods approved and qualified for API and IPC to support specifications

In absence of a complete set of data back from a bench scale run, and at the sole discretion of the CMC Quality Assurance Department, a thaw to initiate a GMP run may occur under the following scenario:

At least one bench-scale demonstration run has been completed with the analytical results pending

Prior to thaw of the GMP batch, a Change Request (CR) will be initiated for the new downstream process. The CR will include key acceptance criteria that must be achieved by the time of the inoculation of the 750 L bioreactor. If the criteria are not met, the batch will be terminated. The CR content will be at CMC discretion and the acceptance criteria for moving forward will be the sole discretion of the CMC quality department

Approve the MBRs for GMP production

Approve the QST

Execute GMP batch (note: the batch price is not included as part of this amendment)

Perform standard GMP testing on the GMP batch

•	Perform at-scale Validation

The following are prerequisites prior to thaw for Process Validation:

All GMP Lot prerequisites listed above

A minimum of one GMP at-scale successful run with analytical results back

Characterization executive summary report approved with key content including:

Summarize process changes for modified process

Captures previous risk assessments for reduction of HCP

Amendment 1	- 9 -	Confidential

Summarizes bench and at-scale development

Process risk assessment completed/approved g assess impact of changes for modified process to the validated state and supporting studies

PVMP approved

CPPs/CQAs redefined g update upstream and downstream PERs (or equivalent summary document)

PV protocols approved

All MBRs approved prior to thaw (no rolling approval)

The documentation and Validation strategy is shown in the figure below

Items shown in grey are not part of the scope of this amendment

The numbers list the order of prioritization for the documents

Complete documentation and Validation strategy as outlined in the Figure above

A03 Characterization Executive Summary (#3 above)

High-level summary document that outlines

•	Process changes for modified process

•	Captures previous risk assessments for reduction of HCP

•	Bench and at-scale development

Risk Assessment for Impact of A03 Changes to A02 Process Validation (#4 above)

Draft and approve Risk Assessment on Unit Operation by Unit Operation basis

Risk Assessment will guide PVMP and scope of Validation

A03 Process Validation Master Plan (PVMP, #5 above)

Draft and approve PVMP for the A03 process

PVMP will require a minimum of three at-scale batches to be completed

A03 MBRs (#7 above)

Amendment 1	- 10 -	Confidential

Revise and approve MBRs

A03 Process Validation Protocols (#8 above)

Draft and approve Validation Protocols on a Unit Operation basis required to validate the A03 process

PV Summary Report (#9 above)

Will be completed after successful execution of at-scale validation batches

Draft and approve PV summary report. Completion of this report will document the completion of the at-scale Process Validation of the A03 process

A03 CPV Protocol (#10 above)

Update and approve the new Continued Process Validation Protocol to support the A03 Process

Execute three at-scale validation batches per the strategy outlined in the PVMP

Price of the validation batches is not included in the scope of this amendment

Complete Process Validation protocols for all required Unit Operations

Perform analytical testing as outlined in the PV protocols and MBRs

Deliverables

•	Documentation as outlined above

Estimated Timeline

•	At-scale validation is anticipated to start in December 2012

Amendment 1	- 11 -	Confidential

FACTOR IX

APPENDIX B

TIMING

See attached timeline

Assumptions to Attached Timeline

•	Adherence to timeline and deliverables will be managed per the terms outlined in the Commercial Supply Agreement (CSA)

•	CMC will provide a weekly timeline update to Inspiration. This will include an update for the tasks for percent completion, actual start dates and actual/target dates for completion

•	The timeline for activities supporting at-scale validation, including bench scale model qualification, bench scale characterization, viral clearance, resin lifetime validation, and stability validation will need finalization. This work will need to be prioritized against other deliverables associated with the MAA and BLA filings. CMC and Inspiration will prioritize and finalize the timing for these activities after signature of this amendment. The target date for completing the prioritization is 14 days after signature of the amendment

•	The attached timeline assumes that the Validation campaign will occur in Line A and occur in manufacturing slots already reserved by Inspiration. Inspiration has requested evaluation of an option for two Inspiration manufacturing batches scheduled in Line B in the December 2012 to January 2013 timeframe be eliminated so as to execute batches only in Line A. This would provide the ability to compress the timing for the Process Validation/manufacturing batches in Line A and thus enables a more timely completion of the Process Validation batches and subsequent reports. Such a change would have financial considerations as well as implications for the Line B validation and approval plans. These implications and considerations are not subject of this amendment and will need to be resolved per the terms of the relevant amendments and the CSA. The timeline compression options will be evaluated and agreed to by both parties after signature of this amendment. The target date for completing this agreement is 14 days after signature of the amendment

•	The attached timeline for Validation is based on the process knowledge known to-date. Delays (due to contract negotiations, delay in the re-start of the HCP reduction work, technical challenges, or change in plans for the process to be implemented) will impact the proposed timeline

Amendment 1	- 12 -	Confidential

FACTOR IX

APPENDIX C

PRICE AND PAYMENT TERMS

Stage	Services	Price and Payment Terms for Stage
[**]

Stage 1	Bench scale development, optimization and characterization of a new process operation	• [**]% payable upon initiation of Stage • [**]% payable upon completion of Stage

[**]

Stage 2	Method validation/re-validation to support new in-process testing	• [**]% payable upon initiation of Stage • [**]% payable upon completion of Stage

[**]

Stage 3	Implementation and Validation of new process operation into GMP manufacturing	• [**]% payable upon initiation of Stage • [**]% payable upon completion of Stage

Note

Final payment for each stage (the [**]% due upon completion) is contingent upon IBI approving stage deliverables

Additional Costs

In addition to the costs outlined above:

Materials.

Development General Materials’ costs shall be covered by a flat [**] percent ([**]%) fee applied to the price of the applicable stage. For clarity, Development General Materials include all the elementary chemicals and laboratory raw materials that are typically required in the process of biological development and used outside of the cGMP area (including, but not limited to, kits, reagents, tubing, single-use bags, pipettes, salts, etc). Development General Material’ costs may be invoiced to Inspiration up to sixty (60) days in advance of the commencement of the applicable Stage.

Development Specific Materials include specific raw materials that are unique to the Inspiration’s project and will be necessary for work performed outside of CMC ICOS’ cGMP areas. Development Specific Materials shall be invoiced at the vendor’s list price plus a handling charge of [**]%. An initial estimated invoice may be sent to Inspiration sixty (60) calendar days prior to start of the relevant Stage. A complete detailed invoice setting out any additional payment required by Inspiration or that a credit i Inspiration shall be sent on completion of the Stage.

Amendment 1	- 13 -	Confidential

A General Manufacturing Consumables Fee of $[**] will be invoiced in advance of all Manufacturing Stages.

Manufacturing Materials listed on the Bill of Materials shall be invoiced at the vendor’s list price plus a handling charge of [**]%. An initial estimated invoice will be sent to Inspiration sixty (60) calendar days prior to start of the relevant Stage. A complete detailed invoice setting out any additional payment required by Inspiration or that a credit is due to Inspiration shall be sent on completion of the Stage.

External testing and other external costs will be invoiced as specified in the Agreement, i.e. at vendor’s list price plus a handling charge of [**] percent ([**]%).

CMC ICOS will invoice Inspiration on a monthly basis for any packing, shipping and handling charges (handling charges are $500/domestic and $1000/international shipment).

Necessary travel and related costs will be passed through to Inspiration and will be consistent with CMC ICOS’ internal travel policy.

Out of scope work under this Amendment No. 1 to the Agreement, if requested by Inspiration and agreed to by Inspiration and CMC ICOS Biologics in writing via a Change Order, will be invoiced at $[**] per FTE hour.

Amendment 1	- 14 -	Confidential